UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Entravision Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2425 Olympic Blvd., Suite 6000 West
Santa Monica, California 90404

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2017

To Our Class A and Class B Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) of Entravision Communications Corporation (the “company”, “we”, “our” or “us”), which will be held at Shutters Hotel, One Pico Boulevard, Santa Monica, California 90405, at 10:00 a.m. on Thursday, May 25, 2017 for the following purposes:

1. To elect six directors to our Board of Directors (the “Board”);

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

3. To hold an advisory vote on named executive officer compensation.

4. To hold an advisory vote on the frequency of future advisory votes on named executive officer compensation.

These matters are described more fully in the proxy statement accompanying this notice.

Our stockholders will also act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board is not aware of any other business to be presented to a vote of the stockholders at the 2017 Annual Meeting.

The Board has fixed the close of business on April 7, 2017 as the record date (the “Record Date”) for determining those stockholders who will be entitled to notice of and to vote at the 2017 Annual Meeting. The stock transfer books will remain open between the Record Date and the date of the 2017 Annual Meeting.

Representation of at least a majority in voting interest of our Class A common stock and our Class B common stock either in person or by proxy is required to constitute a quorum for purposes of voting on each proposal to be voted on at the 2017 Annual Meeting. Accordingly, it is important that your shares be represented at the 2017 Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE 2017 ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the 2017 Annual Meeting.

Please read the accompanying proxy material carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Walter F. Ulloa
Chairman and Chief Executive Officer

April 28, 2017

Santa Monica, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2017:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4121685&GKP=206918

Stockholders Should Read the Entire Proxy Statement

Carefully Prior to Returning Their Proxies

PROXY STATEMENT

FOR

2017 ANNUAL MEETING OF STOCKHOLDERS

OF

ENTRAVISION COMMUNICATIONS CORPORATION

To Be Held on May 25, 2017

This proxy statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), which will be held at 10:00 a.m. on May 25, 2017 at Shutters Hotel, One Pico Boulevard, Santa Monica, California 90405, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2017 Annual Meeting of Stockholders (the “Notice”). This proxy statement and the proxy card are first being delivered or mailed to stockholders on or about May 4, 2017. In addition, stockholders may obtain additional copies of our Annual Report to Stockholders and this proxy statement, without charge, by writing to us at our principal executive offices at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, Attention:  Secretary, or from our website at http://www.entravision.com/investor-info/. Our Annual Report to Stockholders for the year ended December 31, 2016 (the “Annual Report”), which incorporates our Annual Report on Form 10-K (the “10-K”), is being mailed to stockholders concurrently with this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

VOTING RIGHTS AND SOLICITATION

The close of business on April 7, 2017 was the record date (the “Record Date”) for stockholders entitled to notice of and to vote at the 2017 Annual Meeting. As of the Record Date, we had 66,060,256 shares of Class A common stock, par value $0.0001 per share, and 14,927,613 shares of Class B common stock, par value $0.0001 per share, issued and outstanding. All of the shares of our Class A and Class B common stock outstanding on the Record Date, and only those shares, are entitled to vote on each of the proposals to be voted upon at the 2017 Annual Meeting. Holders of the Class A common stock of record entitled to vote at the 2017 Annual Meeting will have one vote for each share of Class A common stock so held with regard to each matter to be voted upon. Holders of the Class B common stock of record entitled to vote at the 2017 Annual Meeting will have 10 votes for each share of Class B common stock so held with regard to each matter to be voted upon.

All votes will be tabulated by the inspector of elections appointed for the 2017 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The holders of a majority in voting interest of the Class A common stock and Class B common stock outstanding and entitled to vote at the 2017 Annual Meeting shall constitute a quorum for the transaction of business at the 2017 Annual Meeting. The voting interest of shares of the Class A common stock and Class B common stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the 2017 Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the voting interest present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in “street name” indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter.

In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all the nominees, withhold their votes as to all nominees or withhold their votes as to one or more specific nominees. The vote required by Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares entitled to vote, provided that a quorum is present. As a result, in accordance with Delaware law, votes that are withheld and broker non-votes will not be counted and will have no effect on the voting for election of directors. Brokers do not have discretionary authority to vote on this proposal. Pursuant to the terms of a Voting Agreement effective as of August 3, 2000, among Walter F. Ulloa. Paul A. Zevnik and the company (the “Voting Agreement”), Messrs. Ulloa and Zevnik have agreed to vote all shares held by them in favor of the election of each of them as directors. Messrs. Ulloa and Zevnik, and their affiliates, have in the aggregate the right to cast approximately 73.2% of the votes entitled to be cast in the election of directors.  See “Certain Relationships and Related Transactions—Voting Agreement.”

In voting with regard to the proposal to ratify the appointment of our independent registered public accounting firm (Proposal 2), stockholders may vote in favor of such proposal or against such proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Delaware law, and the minimum vote required is a majority of the total votes cast on such proposal, provided that a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will not be counted and will have no effect on the outcome of the vote on this proposal.

In voting with regard to the proposal to approve named executive compensation (Proposal 3), stockholders may vote in favor of such proposal or against such proposal or may abstain from voting. The vote required to approve Proposal 3 is the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes “against” the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes, therefore, will have no effect on the proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. Pursuant to the Voting Agreement, the terms of which are more fully described above, Messrs. Ulloa and Zevnik will have in the aggregate the right to cast approximately 73.2% of the votes entitled to be cast on Proposal 3.

In voting with regard to the proposal on the frequency of having an advisory vote on named executive compensation (Proposal 4), stockholders may vote to have such vote every one year, two years, three years or abstain. The vote required to approve Proposal 4 is a majority of the total votes cast on such proposal, provided a quorum is present. Abstentions will have no effect on the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes, therefore, will have no effect on the stockholder proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. If none of the frequency alternatives (one year, two years or three years) receives a majority of the shares present or represented by proxy and entitled to vote, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by our stockholders. Consistent with current rules of the Securities and Exchange Commission (the “SEC”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our proxies will have discretionary authority to vote in accordance with the Board’s frequency vote recommendation for proxy cards that are returned with no selection made relating to the frequency vote. Because the frequency vote is advisory and not binding on us or the Board in any way, the Board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. Pursuant to the Voting Agreement, the terms of which are more fully described above, Messrs. Ulloa and Zevnik will have in the aggregate the right to cast approximately 73.2% of the votes entitled to be cast on Proposal 4.

Under the rules of The New York Stock Exchange (the “NYSE”) that govern most domestic stock brokerage firms, member brokerage firms that hold shares in “street name” for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the NYSE. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. Such broker non-votes will not be considered in determining whether a quorum exists at the 2017 Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.  Under the rules of the NYSE as currently in effect, voting on directors by member broker firms is “non-discretionary”.

Shares of our common stock represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the 2017 Annual Meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the director nominees named in this proxy statement in Proposal 1, FOR each of Proposal 2 and Proposal 3, and for the “three years” alternative in Proposal 4. Management does not know of any matters to be presented at the 2017 Annual Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the 2017 Annual Meeting, the proxyholders will vote on such matters in accordance with their best judgment.

Any stockholder has the right to revoke his, her or its proxy at any time before it is voted at the 2017 Annual Meeting by giving written notice to our Secretary, and by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the 2017 Annual Meeting and voting in person; provided, however, that under the rules of the NYSE, any beneficial owner whose shares are held in “street name” by a member brokerage firm may revoke his, her or its proxy and vote his, her or its shares in person at the 2017 Annual Meeting only in accordance with the applicable rules and procedures of the NYSE.

The entire cost of soliciting proxies will be borne by the company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, or special letter by our officers and regular employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of our common stock, and such persons may be reimbursed for their expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of Board of Directors

As currently in effect, our bylaws provide that the Board shall consist of not less than six and not more than eleven directors. The Board currently consists of six members elected by the holders of the Class A and Class B common stock, voting together as a class. The Board has nominated six individuals for election as directors at the 2017 Annual Meeting and has set the number of directors at six.  All our directors are elected by our stockholders at each annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

The proxyholders named on the proxy card intend to vote all proxies received by them in the accompanying form FOR the election of each of the director nominees listed below, unless instructions to the contrary are marked on the proxy. Each nominee has been nominated by the Board, acting upon the recommendation of the Board’s Nominating/Corporate Governance Committee. All of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2018 or until a successor has been duly elected and qualified, or until their earlier resignation or removal.

In the event that a nominee is unable or declines to serve as a director at the time of the 2017 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill such a vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for each of the nominees listed below, unless instructions are given to the contrary. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Nominees for Election as Directors

The following is certain information as of April 7, 2017 regarding the nominees for election as directors:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	68
Paul A. Zevnik	Director	66
Gilbert R. Vasquez	Director	77
Patricia Diaz Dennis	Director	70
Juan Saldívar von Wuthenau	Director	50
Martha Elena Diaz	Director	55

Biographical Information Regarding Directors

Walter F. Ulloa.    Mr. Ulloa, our Chairman and Chief Executive Officer since the company’s inception in 1996, has more than 40 years of experience in Spanish-language television and radio in the United States. From 1989 to 1996, Mr. Ulloa was involved in the development, management or ownership of our predecessor entities. From 1976 to 1989, he worked at KMEX-TV, Los Angeles, California, as Operations Manager, Production Manager, News Director, Local Sales Manager and an Account Executive. Mr. Ulloa has been a director since February 2000.

Paul A. Zevnik.    Mr. Zevnik is a partner, resident in the Washington, D.C. and Los Angeles, California offices of the law firm of Morgan, Lewis & Bockius, LLP. Mr. Zevnik was involved in the development, management and ownership of our predecessor entities from 1989 to 1996, and served as our Secretary from our company’s inception in 1996 until October 2003. Mr. Zevnik is a graduate of Harvard College (A.B. magna cum laude 1972), Harvard University (A.M. 1972) and Harvard Law School (J.D. cum laude 1976). Mr. Zevnik has been a director since August 2000 and currently serves as our presiding or “lead” independent director.

Gilbert R. Vasquez.  Mr. Vasquez has been the managing partner of the certified public accounting firm of Vasquez & Company LLP since 1969. Mr. Vasquez has served as a Chapter 7 Panel Trustee in the Central District of California, a Chapter 11 Trustee, a Bankruptcy Examiner and a Receiver. Mr. Vasquez was an executive board member of the 1984 Olympic Organizing Committee and currently serves as a board member on its successor organization, the LA84 Foundation. Mr. Vasquez also continues to serve as a board member of Manufacturers Bank. He is also the Chairman of the Los Angeles Latino Chamber of Commerce. He has been a member of various Boards of Directors including Green Dot Public Schools, the Tomas Rivera Policy Institute, ProAmerica Bank, California State University Los Angeles Foundation, United Way of Los Angeles, Los Angeles Metropolitan YMCA, Congressional Hispanic Caucus, Los Angeles Area Chamber of Commerce, National Association of Latino Elected and Appointed Officials and the

National Council of La Raza. Other past corporate board appointments include Verizon (formerly) GTE of California, Glendale Federal Bank and Blue Cross of California. Mr. Vasquez has been a director since May 2007.

Patricia Diaz Dennis.  Patricia Diaz Dennis currently serves on the board of directors of U.S. Steel (including its Compensation & Organization and Corporate Governance & Public Policy Committees). Ms. Diaz Dennis is also a trustee of the NHP Foundation, a member of the Advisory Board for LBJ Family Wealth Advisors, and chairs the Sanctions Panel for The Global Fund.  Ms. Diaz Dennis served in a variety of positions for the company originally known as SBC Communications, Inc. (“SBC”) which later became AT&T. Ms. Diaz Dennis was Senior Vice President and Assistant General Counsel of AT&T from August 2004 until she retired in November 2008. Previously, Ms. Diaz Dennis served as General Counsel and Secretary of SBC West from May 2002 until August 2004, as Senior Vice President of Regulatory and Public Affairs for SBC from November 1998 to May 2002 and as Senior Vice President and Assistant General Counsel of SBC from September 1995 to November 1998. Before joining SBC, Ms. Diaz Dennis was appointed by two Presidents and confirmed by the United States Senate to three federal government positions. Ms. Diaz Dennis was named a member of the National Labor Relations Board by President Ronald Reagan, where she served from 1983 until 1986. President Reagan later appointed Ms. Diaz Dennis as a commissioner of the Federal Communications Commission, where she served from 1986 until 1989. From 1989 to 1991, Ms. Diaz Dennis joined the law firm of Jones, Day, Reavis & Pogue, where she was a partner and communications group practice chair. In 1992, Ms. Diaz Dennis returned to public service when she was appointed by President George H. W. Bush as Assistant Secretary of State for Human Rights and Humanitarian Affairs, serving from 1992 until 1993. Ms. Diaz Dennis served as special counsel for communications matters to the law firm of Sullivan & Cromwell from 1993 until 1995. Ms. Diaz Dennis has served on the Boards and Board committees of a number of for-profit and non-profit organizations, including Massachusetts Mutual Life Insurance Company from 1995 to 2017 and was Chair of the Board of Girl Scouts of the USA from 2005 to 2008. Ms. Diaz Dennis is a member of the California, Texas and District of Columbia bars, and is admitted to practice before the U.S. Supreme Court. Ms. Diaz Dennis previously served as one of our directors from July 2001 until October 2005 and rejoined the Board as a director in May 2014.

Juan Saldívar von Wuthenau.  Mr. Saldívar is the founder of JSW Servicios de Estrategia SC, and has been its chief executive officer since July 2011. Prior to this, Mr. Saldívar held several positions at Televisa Corporación, S.A. de C.V. (“Televisa”), serving as president of Televisa Interactive Media from October 2003 until June 2011 and as Director of Planning and Strategy of Televisa Multimedia from July 2001 until October 2003. Before joining Televisa, Mr. Saldívar was the founder and Country Manager of Submarino.com in Mexico from 1999 until 2001. Mr. Saldívar is also a Partner at Rise Capital and currently serves on the boards of directors of Grupo Diniz SA de CV and Travesías Editores SA de CV. He holds a degree in economics from the Instituto Tecnológico Autónomo de México and an MBA from the IESE Business School in Spain. Mr. Saldívar has been a director since May 2014.

Martha Elena Diaz. Ms. Diaz served as president of the Editorial Televisa subsidiary of Televisa for each of the United States, Mexico and Puerto Rico, and also served as president of Distribuidora Intermex, S.A. de C.V., a subsidiary of Grupo Televisa, S.A.B., from March 2012 until July 2015. Ms. Diaz also served as president of Sistema Radiópolis, S.A. de C.V., from December 2010 until February 2012. She holds a degree in chemical engineering from the Universidad Pontificia Bolivariana and a postgraduate certificate as a marketing specialist from the Universidad EAFIT in Colombia. Ms. Diaz has been a director since May 2016.

CORPORATE GOVERNANCE

We maintain a corporate governance page on our corporate website at www.entravision.com, which includes information regarding the company’s corporate governance practices. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Chief Executive Officer and Senior Financial Officers, Related Party Transaction Policy, Board committee charters, Audit Committee Pre-Approval Policy and certain other corporate governance documents and policies are available on that page of our website. Any changes to these documents and any waivers granted with respect to our code of ethics will be posted on our website. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, Attention:  Secretary. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated by reference into this or any other filing we make with the SEC.

Board of Directors

Director Independence

Our Board currently consists of six members, a majority of whom meet the independence requirements of the NYSE as currently in effect. The Board has made independence determinations in accordance with the NYSE listing standards, which state that a director will not be independent if:

(i) the director, or an immediate family member of the director, is, or within the last three years was, employed by the company or any of its subsidiaries;

(ii) the director, or an immediate family member of the director, has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

(iii) the director, or an immediate family member of the director, is a current partner of a firm that is the company’s (or any of its subsidiaries) internal or external auditor; or is a current employee of such a firm; or who was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the company’s audit within that time;

(iv) the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the company’s present executive officers at the same time serve or served on that company’s compensation committee; or

(v) the director is a current employee, or an immediate family member of such director is a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount, which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

With respect to any relationship not covered above, the determination of whether the relationship is material, and therefore whether a director would be independent, will be made by those directors who satisfy the independence criteria set forth above.

In addition to the foregoing, the Board also makes such independence determinations with respect to its audit committee and compensation committee members after taking into account the additional independence and financial literacy standards for members of each such committee, as applicable, in accordance with and pursuant to the rules and regulations of the SEC and NYSE listing rules as currently in effect.

The Board has affirmatively determined that each of Messrs. Zevnik and Vasquez and Mses. Diaz Dennis and Diaz are independent.  In addition, the Board has affirmatively determined that none of our independent directors has a material relationship with the company other than as a director, in accordance with these categorical standards.

In addition, our corporate governance guidelines provide that no member of the Board may serve on more than three public company boards of directors (in addition to ours) without first obtaining the prior approval of the Board. To our knowledge, no member of the Board serves on more than three public company boards of directors (in addition to ours).

Meetings of the Board

The Board held seven meetings and acted by written consent once during 2016. Each of our incumbent directors attended 75% or more of the aggregate number of meetings of the Board and the committees on which such director served in 2016.

The company’s non-management directors meet regularly in executive session without management present to discuss certain Board policies, processes and practices, and other matters relating to the company and the functioning of the Board. Mr. Zevnik served as the presiding or “lead” independent director for such meetings during 2016.

Each of our directors is encouraged to attend the company’s annual meeting of stockholders and to be available to answer any questions posed by stockholders to such director. Because the Board holds one of its regular meetings following our annual meeting of stockholders, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the annual meeting of stockholders. All of our incumbent directors attended our 2016 Annual Meeting of Stockholders.

Board Leadership

Our company is led by Walter Ulloa, who has served as both our Chief Executive Officer and Chairman of the Board since 2000. Since 2004, our Corporate Governance Guidelines provide for the election of an independent lead director. The Board has appointed Mr. Zevnik to serve as our presiding or lead director during 2016-2017.

The lead director is responsible for (i) convening and calling meetings of the independent directors; (ii) chairing executive sessions of the independent directors and communicating with management relating to these sessions; and (iii) if requested by stockholders, being available for direct communication. Our Corporate Governance Guidelines provide that our non-management directors meet regularly in executive session and that our independent lead director presides at these sessions.

Our Board leadership structure is the traditional one most commonly utilized by other public companies in the United States, and we believe that this leadership structure has been effective for our company. We believe that having a combined Chief Executive Officer/Chairman of the Board, independent chairs for each of our Board committees, only independent directors serving on these committees and an independent lead director provides the right form of leadership and balance for our company. This structure provides us with a single leader for our company to ensure continuity of our operational, executive and Board functions, combined with oversight of the company by experienced independent directors.

Risk Management Oversight Function of the Board

The Board has allocated responsibilities for overseeing risk associated with the company’s business among the Board as a whole and the committees of the Board. In performing its risk oversight function, the Board: (i) oversees management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the company and its stockholders or that such strategies will motivate management to take excessive risks; and (ii) oversees the development and implementation of processes and procedures to mitigate the risk of failing to assure the orderly succession of the Chief Executive Officer and the senior executives of the company.

The Board also regularly reviews information regarding the company’s financial, operational and strategic risks. Each of the Board’s committees also oversees the management of company risks that fall within the committee’s areas of responsibility, including identifying, quantifying and assisting leaders across the company in mitigating risks. In performing this function, each committee has full access to management, as well as the ability to engage advisors. As set forth in its charter, the Audit Committee is responsible for discussing with management the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee gives updates to the Board at its regular meetings, including updates on financial and information technology risks. The Audit Committee also meets privately with the company’s independent auditors, our internal auditors and our Chief Financial Officer at least quarterly. The Compensation Committee oversees the company’s risk management related to employee compensation plans and arrangements. The Nominating/Corporate Governance Committee manages risks associated with the independence of the Board and corporate governance matters. While each committee is responsible for overseeing the management of those risk areas, the entire Board is also regularly informed through committee reports.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

•

Stockholders and any interested parties may send correspondence to the Board or to any individual director, by mail to Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, or by e-mail to stockholdercommunications@entravision.com.

•

Our Secretary is responsible for the first review and logging of this correspondence and forwards the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Secretary does not screen communications sent to directors.

•

The log of stockholder correspondence is available to members of the Board for inspection. At least once each year, the Secretary provides to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the presiding or “lead” independent director, or with the non-management directors as a group, by mail addressed to Lead Director, c/o Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, or by e-mail to stockholdercommunications@entravision.com.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, financial improprieties or auditing matters. Any of the company’s employees may confidentially communicate concerns about any of these matters by calling our toll-free hotline. All of the reporting mechanisms are also posted on our website. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.  The composition, functions and general responsibilities of each committee are summarized below.

Audit Committee

The Audit Committee consists of Messrs. Vasquez (chairman) and Zevnik and Ms. Diaz Dennis.  The Board has determined that Mr. Vasquez is an audit committee financial expert, as that term is defined in Item 401(h) of Regulation S-K promulgated under the Exchange Act, and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A adopted under the Exchange Act. The Board also believes that all members of the Audit Committee meet the independence and knowledge requirements of the NYSE as currently in effect. For information about Messrs. Vasquez’s and Zevnik’s and Ms. Diaz’s experience, please see “Biographical Information Regarding Directors” above. The Audit Committee held nine meetings and acted by written consent once during 2016.

Consistent with the company’s Corporate Governance Guidelines, no member of the Audit Committee may serve on the audit committees of more than two other public companies (in addition to ours) without first obtaining the prior approval of the Board. Currently, no member of the Audit Committee serves on more than two other public company audit committees (in addition to ours).

The Audit Committee operates under a written charter, a copy of which is available on our website. The Audit Committee’s duties include, among other things, responsibility for reviewing our accounting practices and audit procedures. In addition, the Audit Committee has responsibility for reviewing complaints about, and investigating allegations of, financial impropriety or misconduct. Please see “Report of Audit Committee” below, which provides further details of many of the duties and responsibilities of the Audit Committee.

As part of its responsibility, the Audit Committee is responsible for engaging our independent registered public accounting firm, as well as pre-approving audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence. The Audit Committee has adopted, and the Board has ratified, an Audit Committee Pre-Approval Policy, which is also available on our website.

Compensation Committee, Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Zevnik (chairman) and Ms. Diaz. The Board has determined that both members of the Compensation Committee qualify as “independent” directors as defined under the NYSE rules, as a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act and as an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the “IRS Code”). No member of the Compensation Committee was at any time during 2016 an officer or employee of the company. The Compensation Committee held four meetings and acted by written consent twice during 2016. None of our executive officers served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during 2016.

The Compensation Committee operates under a written charter, a copy of which is available on our website. Among other things, the Compensation Committee establishes the compensation and benefits of our executive officers. The compensation committee also administers our employee benefit plans, including our equity incentive and employee stock purchase plans.

Please see “Report of Compensation Committee” below, which details the Compensation Committee’s report on our executive compensation for 2016.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Ms. Diaz Dennis (chairman) and Mr. Vasquez. Both members of the Nominating/Corporate Governance Committee meet the independence requirements of the NYSE as currently in effect. The Nominating/Corporate Governance Committee held two meetings and acted by written consent three times during 2016.

The Nominating/Corporate Governance Committee operates under a written charter, a copy of which is available on our website. Among other things, the Nominating/Corporate Governance Committee has the primary responsibility for overseeing the company’s corporate governance compliance practices, as well as supervising the affairs of the company as they relate to the nomination of directors. The principal ongoing functions of the Nominating/Corporate Governance Committee include developing criteria for selecting new directors, establishing and monitoring procedures for the receipt and consideration of director nominations by stockholders and others, considering and examining director candidates, recommending director nominations to the Board, developing and recommending corporate governance principles for the company and monitoring the company’s compliance with those principles, and establishing and monitoring procedures for the receipt of stockholder communications directed to the Board.

The Nominating/Corporate Governance Committee is also responsible for conducting an annual evaluation of the Board to determine whether the Board and its committees are functioning effectively, and reports annually to the Board with the results of this evaluation.

Director Nominations

The Nominating/Corporate Governance Committee has the responsibility to identify appropriate candidates to serve as directors of the company, and interviews director candidates and makes recommendations to the Board regarding candidate selection. In considering candidates to serve as directors, the Nominating/Corporate Governance Committee evaluates various minimum individual qualifications, including strength of character, maturity of judgment, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as well as the extent to which the candidate would fill a present need on the Board.  The Nominating/Corporate Governance Committee also considers additional factors which may provide a range of experiences, skills and perspective to the Board.

In recommending the nominees who are standing for election as directors at the 2017 Annual Meeting, the Nominating/Corporate Governance Committee considered the foregoing factors and each nominee’s previous service on the Board, which provides continuity in its deliberations.  The Nominating/Corporate Governance Committee also considered specific qualifications, attributes and skills that each nominee possesses and contributes to the work of the Board. As a result of Mr. Ulloa’s extensive experience in the Spanish-language broadcasting industry, including his role as a co-founder and serving currently as an executive officer of the company, he provides a unique perspective on the strategic direction of our company, and additional perspective afforded by his familiarity with day-to-day operations and the executive function. Mr. Zevnik’s background as an attorney, as well as his leadership roles and years of experience with our company and the broadcasting industry, make him an important resource for the Board, as he provides valuable insight into business, strategic and certain technical matters. Mr. Vasquez’s experience as a certified public accountant qualifies him as a financial expert and he serves on the Board’s Audit Committee. He also provides the Board with valuable leadership experience and general business knowledge. Ms. Diaz Dennis’ background as an attorney and her leadership roles and experience in government, our industry and the Latino community provides the Board with valuable expertise in governmental and political affairs, labor and employment matters, knowledge of our industry and leadership experience and knowledge of the Latino community. Mr. Saldívar’s extensive business experience in the Spanish-language media industry provides the Board with a valuable perspective on strategic and technical matters and unique insight into our industry.  Ms. Diaz’s experience at international Spanish-language media companies and as a marketing executive and operational manager provide the Board with valuable insight into operational, marketing and strategic matters and in-depth knowledge of Latino audiences.

The Nominating/Corporate Governance Committee will also consider stockholder nominations for director. Any nominations for director submitted to this committee by stockholders will be evaluated according to the company’s overall needs, the director qualification standards set forth above, and the nominee’s overall knowledge, experience and background. A nominating stockholder must give appropriate notice to the company of the nomination not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, the notice by the stockholder must be delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

The stockholder’s notice shall set forth, as to:

•	each person whom the stockholder proposes to nominate for election as a director:
•	the name, age, business address and residence address of such person,
•	the principal occupation or employment of the person,
•	the class and number of shares of the company’s stock which are beneficially owned by such person, if any, and
•

any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder; and

•	the stockholder giving the notice:
•	the name and record address of the stockholder and the class and number of shares of the company’s stock which are beneficially owned by the stockholder,
•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which nomination(s) are to be made by such stockholder,

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice,
•

any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder.

The notice must be accompanied by a written consent of the proposed nominee to be named as a director.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR election of each of the director nominees identified above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has appointed the firm of Grant Thornton LLP to act as our independent auditor for the fiscal year ending December 31, 2017, and such appointment is being submitted to our stockholders for ratification at the 2017 Annual Meeting. Grant Thornton LLP is considered by our management to be well qualified. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment.

Audit and Other Fees

The following table summarizes the fees charged by Grant Thornton LLP for the services rendered to the company and its subsidiaries in 2015 and 2016:

	Amount Billed and Paid
Type of Fee	Fiscal Year 2015	Fiscal Year 2016
Audit (1)	$765,000	$813,000
Audit Related (2)	6,000	10,000
Tax (3)	48,000	—
All Other Fees (4)	—	185,000
Total	$819,000	$1,008,000

(1)	Represents aggregate fees charged by Grant Thornton LLP for annual audits, including the audits of internal control over financial reporting, and quarterly reviews.
(2)

Represents aggregate fees charged by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services relate to the audit of the company’s employee stock purchase plan.

(3)	Represents aggregate fees charged by Grant Thornton LLP for professional services for tax compliance and preparation, tax consulting and advice, and tax planning.
(4)	Represents aggregate fees charged by Grant Thornton LLP for professional services for due diligence related to an acquisition.

Representatives of Grant Thornton LLP will be present at the 2017 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the company’s stockholders are entitled to vote at the Annual Meeting to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. This vote is advisory, which means that the vote is not binding on the company, the Board or the Compensation Committee. However, we value the viewpoint of our stockholders, and the Compensation Committee will evaluate whether any actions are necessary to address any concerns.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2017 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables and narrative discussion in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders.”

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the proposal to approve the compensation of the named executive officers, as disclosed in this Proxy Statement.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also provides for stockholders to vote on whether future advisory votes on executive compensation for our named executive officers should be held every year, every two years or every three years. This proposal, commonly known as a “say-on-frequency” proposal, gives stockholders the opportunity to express their views on our how often future advisory votes should be held regarding named executive officers’ compensation.

The Board continues to believe that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative and the Board recommends that you vote that future advisory votes on executive compensation occur every three years. We believe that an advisory vote on executive compensation that occurs every three years will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results, while avoiding over-emphasis on short term variations in compensation and business results. We emphasize long-term performance in the design of our executive compensation program, including the multi-year employment agreements we have with our named executive officers and equity incentive grants, because by doing so our compensation structure is more closely aligned with the long-term strategic plan for the company and the interests of our stockholders. We believe that compensation decisions, company performance and potential increases in stockholder value should be evaluated over a longer-term, more stable horizon, rather than simply on a year-to-year, short-term basis, and accordingly, we believe that a vote that occurs once every three years will allow our stockholders to better evaluate our executive compensation programs:

We also believe that an advisory vote once every three years is an appropriate frequency to provide sufficient time for us to thoughtfully consider the views of our stockholders and implement any appropriate changes to our executive compensation program. An advisory vote once every three years also will permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including any changes made in response to the outcome of the prior advisory vote on executive compensation. We also point out that since our named executive officers have multi-year employment agreements, only certain aspects of their compensation are determined annually.

The proxy card provides stockholders with the opportunity to choose from among four options, holding the vote every one year, two years or three years, or abstaining from voting and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board. The Board will consider the frequency that receives the highest number of votes to be the frequency selected by our stockholders, regardless of whether that frequency receives a majority of the votes cast.

This vote is advisory, which means that the vote is not binding on the company or the Board. Because this vote is advisory and not binding in any way, the Board may decide that it is in the best interest of the company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

Recommendation of the Board

The Board unanimously recommends that you vote FOR the alternative of once every three years as the preferred frequency for future advisory votes on executive compensation for our named executive officers. Properly submitted proxies will be so voted unless the stockholder specifies otherwise.

MANAGEMENT

The following sets forth the names, positions and ages of our executive officers as of April 7, 2017:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	68
Christopher T. Young	Executive Vice President, Treasurer and Chief Financial Officer	48
Jeffery A. Liberman	President and Chief Operating Officer	58
Mario M. Carrera	Chief Revenue Officer	54

Background

Walter F. Ulloa.    Mr. Ulloa has been our Chairman and Chief Executive Officer since the company’s inception in 1996. See, “Proposal 1—Election of Directors” for additional biographical information on Mr. Ulloa.

Christopher T. Young.    Mr. Young has been our Executive Vice President, Treasurer and Chief Financial Officer since May 2008.  Mr. Young had previously served as the President of our outdoor advertising division from February 2004 until we sold our outdoor advertising division in May 2008.  From January 2000 to February 2004, Mr. Young served as our outdoor advertising division’s Chief Financial Officer. Before joining our company, Mr. Young had worked with the Bank of Montreal, where he was responsible for all of the bank’s corporate finance activity for the broadcasting and outdoor advertising industries. Mr. Young’s prior experience includes tenures at both the Bank of Tokyo in its corporate finance group and Chase Manhattan Bank. Mr. Young holds a Bachelor of Arts degree in Economics from Columbia University.

Jeffery A. Liberman.    Mr. Liberman, our President and Chief Operating Officer since March 2017, has been involved in the management and operation of Spanish-language television and radio stations since 1974. Mr. Liberman previously served as the Chief Operating Officer from July 2012 until March 2017, and the President of our radio division from May 2001 until July 2012.  From 1992 until our acquisition of Latin Communications Group Inc. in April 2000, Mr. Liberman was responsible for operating Latin Communications Group’s 17 radio stations in California, Colorado, New Mexico and Washington D.C.

Mario M. Carrera.  Mr. Carrera, our Chief Revenue Officer since July 2012, has been involved in managing Univision-affiliated television stations for over 20 years. Mr. Carrera has previously served as our Senior Vice President – Spanish Language Television from January 2012 to July 2012 and as our Vice President and General Manager overseeing our television, radio and interactive assets in Colorado from August 2003 to January 2012. Mr. Carrera is a graduate of Harvard University.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 7, 2017, concerning, except as indicated by the footnotes below:

•	each person whom we know beneficially owns more than 5% of our Class A common stock or Class B common stock;
•	each of our directors and nominees for the board of directors;
•

our Chief Executive Officer, Chief Financial Officer and each of our other executive officers serving as such as of December 31, 2016 (such individuals are hereafter referred to as our “Named Executive Officers”); and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404.

We have determined beneficial ownership in accordance with the rules of the SEC.  Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 66,060,256 shares of Class A common stock and 14,927,613 shares of Class B common stock outstanding at April 7, 2017. Each share of Class B common stock has 10 votes per share compared to one per share of Class A common stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants, restricted stock units or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within sixty days of April 7, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. In addition, we did not include Univision Communications Inc., which currently holds all 9,352,729 shares of our Class U common stock.  The Class U common stock is non-voting, and therefore Univision does not appear in the table as an owner of voting securities.

Beneficial ownership representing less than one percent is denoted with an asterisk (*).

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

	Shares Beneficially Owned				% Total
	Class A Common Stock(1)		Class B Common Stock		Voting
Name of Beneficial Owner	Shares	%	Shares	%	Power(2)
Named Executive Officers and Directors:
Walter F. Ulloa(3)	348,162	*	11,489,365	76.97	55.82
Christopher T. Young(4)	241,055	*	—	—	*
Jeffery A. Liberman(5)	136,141	*	—	—	*
Mario M. Carrera(6)	236,762	*	—	—	*
Paul A. Zevnik(7)	257,996	*	3,438,248	23.03	17.38
Gilbert R. Vasquez(8)	332,996	*	—	—	*
Patricia Diaz Dennis(9)	31,996	*	—	—	*
Juan Saldívar von Wuthenau(10)	258,746	*	—	—	*
Martha Elena Diaz(11)	9,817	*	—	—	*
All executive officers and directors as a group(12) (9 persons)	1,853,671	2.25	14,927,613	100	71.70
Other > 5% Security Holders
American Century Investment Management Inc.(13)	5,430,589	8.22	—	—	2.52
West Face Capital Inc.(14)	5,918,760	8.96	—	—	2.75
BlackRock, Inc.(15)	3,936,465	5.96	—	—	1.83

(1)	The number of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2)

Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(3)

Consists of (i) 131,737 shares of Class A common stock held of record by Mr. Ulloa; (ii) 216,000 shares of Class A common stock issuable upon exercise of options that are exercisable within sixty days of April 7, 2017; (iii) 425 shares of Class A common stock held by Mr. Ulloa’s spouse; (iv) 889,848 shares of Class B common stock held by The Walter F. Ulloa Irrevocable Trust of 1996; and (v) 10,599,517 shares of Class B common stock held by the Seros Ulloa Family Trust of 1996.  With respect to Mr. Ulloa’s percentage ownership of Class A Common Stock, all shares of Class B Common Stock are assumed to have been converted into Class A common stock since such shares are convertible at the option of the holder thereof within sixty days of April 7, 2017.  In addition, pursuant to the Voting Agreement, Mr. Ulloa and Mr. Zevnik have agreed to vote all shares held by each of them in favor of each of them as nominees for directors.  Mr. Ulloa disclaims beneficial ownership of shares beneficially owned by Mr. Zevnik.

(4)

Consists of (i) 142,055 shares of Class A common stock held of record by Mr. Young; and (ii) 99,000 shares of Class A common stock issuable upon exercise of options that are exercisable within sixty days of April 7, 2017.

(5)

Consists of (i) 37,141 shares of Class A common stock held of record by Mr. Liberman; and (ii) 99,000 shares of Class A common stock issuable upon exercise of options that are exercisable within sixty days of April 7, 2017.

(6)

Consists of (i) 71,762 shares of Class A common stock held of record by Mr. Carrera; and (ii) 165,000 shares of Class A common stock issuable upon exercise of options that are exercisable within sixty days of April 7, 2017.

(7)

Consists of (i) 47,996 shares of Class A common stock issuable upon the settlement of restricted stock units releasable within sixty days of April 7, 2017; (ii) 10,000 shares of Class A common stock held by The Zevnik Charitable Foundation issuable upon the settlement of restricted stock units releasable within sixty days of April 7, 2017; (iii) 200,000 shares of Class A common stock issuable upon exercise of options that are exercisable within sixty days of April 7, 2017; (iv) 2,887,582 shares of Class B common stock held of record by Mr. Zevnik; and (v) 550,666 shares of Class B common stock held by The Paul A. Zevnik Irrevocable Trust of 1996.   With respect to Mr. Zevnik’s percentage ownership of Class A Common Stock, all shares of Class B Common Stock are assumed to have been converted into Class A common stock since such shares are convertible at the option of the holder thereof within sixty days of April 7, 2017.  In addition, pursuant to the Voting Agreement, Mr. Ulloa and Mr. Zevnik have agreed to vote all shares held by each of them in favor of each of them as nominees for directors.  Mr. Zevnik disclaims beneficial ownership of shares beneficially owned by Mr. Ulloa.

(8)

Consists of (i) 75,000 shares of Class A common stock held of record by Mr. Vasquez; (ii) 57,996 shares of Class A common stock issuable upon the settlement of restricted stock units releasable within sixty days of April 7, 2017; and (iii) 200,000 shares of Class A common stock issuable upon exercise of options that are exercisable within sixty days of April 7, 2017.

(9)	Consists of 31,996 shares of Class A common stock issuable upon the settlement of restricted stock units releasable within sixty days of April 7, 2017.
(10)

Consists of (i) 46,750 shares of Class A common stock held of record by Mr. Saldívar; (ii) 31,996 shares of Class A common stock issuable upon the settlement of restricted stock units releasable within sixty days of April 7, 2017; and (iii) 180,000 shares of Class A common stock issuable upon exercise of options that are exercisable within sixty days of April 7, 2017.

(11)	Consists of 9,817 shares of Class A common stock issuable upon the settlement of restricted stock units releasable within sixty days of April 7, 2017.
(12)

Consists of (i) 66,060,256 shares of Class A common stock; (ii) 14,927,613 shares of Class B common stock; (iii) 189,801 shares of Class A common stock issuable upon the settlement of restricted stock units releasable within sixty days of April 7, 2017; and (iv) 1,159,000 shares of Class A common stock issuable upon exercise of options exercisable within sixty days of April 7, 2017.

(13)

Based on the most recently available Schedule 13G/A jointly filed by American Century Companies, Inc., American Century Investment Management, Inc., American Century Capital Portfolios, Inc. and Stowers Institute for Medical Research with the SEC dated February 10, 2017. American Century Companies, Inc. beneficially owned 5,430,589 shares of Class A common stock, with sole voting power over 5,052,450 shares and sole dispositive power over 5,430,589 shares; American Century Investment Management, Inc., a wholly-owned subsidiary of American Century Companies, Inc., beneficially owned 5,430,589 shares of Class A common stock, with sole voting power over 5,052,450 shares and sole dispositive power over 5,430,589 shares; American Century Capital Portfolios, Inc. beneficially owned 3,975,000 shares of Class A common stock, with sole voting power and sole dispositive power over all of such shares; and Stowers Institute for Medical Research beneficially owned 5,430,589 shares of Class A common stock, with sole voting power over 5,052,450 shares and sole dispositive power over 5,430,589 shares. The address for the joint filers is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.

(14)

Based on the most recently available Schedule 13G/A joint filed by West Face Capital Inc. (“West Face”) and Gregory A. Boland with the SEC on February 14, 2017.  West Face and Mr. Boland beneficially owned 5,918,760 shares of Class A common stock, with shared voting power and shared dispositive power over all of such shares. West Face serves as investment manager to West Face Long Term Opportunities Global Master L.P., a Cayman Islands exempted limited partnership (“WFGM”). Mr. Boland is President, Chief Executive Officer and co-Chief Investment Officer of West Face.  In such capacities, West Face and Mr. Boland may be deemed to have voting and dispositive power over the shares held for the account of WFGM. The address for West Face Capital Inc. is 2 Bloor Street East, Suite 3000, Toronto, Ontario M4W 1A8.

(15)

Based on the most recently available Schedule 13G/A filed with the SEC on January 23, 2017 by BlackRock, Inc. BlackRock, Inc. beneficially owned 3,936,465 shares of Class A common stock, with sole voting power over 3,822,847 shares and sole dispositive power over 3,936,465 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock and our other equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms received by us, or written representation from certain reporting persons that no Form 5s were required for those persons, we believe that all reporting requirements under Section 16(a) for the 2016 fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners, except that Mr. Carrera was late in reporting the exercise of two stock options, the sale of the underlying shares of Class A common stock and the sale of certain additional shares of Class A common stock, all during 2015, pursuant to a Rule 10b5-1 trading plan, which report, as amended, has been filed as of the date of this proxy statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has furnished the following Compensation Committee Report for the 2016 fiscal year.  This Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis provided below (the “CD&A”) with management. In reliance on the reviews and discussions referred to above, the Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in this proxy statement and our Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

By the Compensation Committee of the Board of Directors:

Paul A. Zevnik, Chair
Martha Elena Diaz

COMPENSATION DISCUSSION AND ANALYSIS

Administration of Compensation Program

The Compensation Committee of the Board of Directors (the “Committee”) has overall responsibility for evaluating and approving our executive compensation program. The Committee has the authority to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer and the other Named Executive Officers, and to establish the general compensation policies for such individuals. The Committee also has the authority to administer and make discretionary equity incentive grants to all of our employees under our 2004 Equity Incentive Plan (as amended, the “2004 Plan”), and previously had such authority under our 2000 Omnibus Equity Incentive Plan (the “2000 Plan”). Typically, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, in light of his role in the chief executive function, his unique perspective on the strategic direction of our company and day-to-day operations and his extensive experience in the Spanish-language media industry, and the Committee may accept or adjust such recommendations in its discretion.

The Committee operates under a written charter. The duties and responsibilities of a member of the Committee are in addition to his or her duties as a member of the Board. The charter reflects these various responsibilities, and the Committee is charged with periodically reviewing the charter, which it does. The Committee’s membership is determined by the Board and is composed entirely of independent directors as defined under NYSE listing standards. The Committee has the ability to establish and delegate authority to a subcommittee. In addition, the Committee has the authority to engage the services of outside advisors, experts and others, including independent compensation consultants to assist the Committee. The Committee has engaged Frederic W. Cook & Co., Inc. (“Frederic Cook”) as the Committee’s outside compensation consultant to provide advice directly to the Committee as well as company management in continuing to evaluate and develop our compensation policies and practices. The role of Frederic Cook is to provide independent advice and expertise in executive compensation policies and practices. In connection with its engagement of Frederic Cook, the Committee considered various factors regarding Frederic Cook’s independence including, but not limited to, the amount of fees received by Frederic Cook from the company as a percentage of Frederic Cook’s total revenue, its policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Frederic Cook’s independence. After reviewing these and other factors, the Committee determined that Frederic Cook was independent and that its engagement did not present any conflicts of interest.

In reviewing executive officer compensation, the Committee does not engage in specific benchmarking of executive officer compensation against competitive market data or our peer group; however, the Committee reviews competitive market data from the media industry as well as other comparably-sized companies, including those companies we have determined to be in our peer group, in combination with an analysis of other factors as described further below. For 2016, the Compensation Committee determined that our peer group consisted of the following companies, each of which is a publicly-traded company for which data is publicly available:

• Sinclair Broadcast Group, Inc.	• TEGNA Inc.	• Radio One Inc.

• Cumulus Media Inc.	• Entercom Communications Corp.	• Gray Television, Inc.

• The E. W. Scripps Company	• Nexstar Broadcasting Group, Inc.	• Spanish Broadcasting System Inc.

• Media General, Inc.	• Salem Media Group, Inc.	• Saga Communications Inc.

• Tribune Media	• Emmis Communications Corp.	• Beasley Broadcast Group Inc.

The Committee held four meetings during 2016. The Board did not modify any action or recommendation made by the Committee with respect to executive compensation for the 2016 fiscal year.

Objectives and Philosophy

The Committee believes that our executive compensation policies and practices are designed to attract and retain qualified executives, motivate and reward them for their performance as individuals and as a management team, and further align the interests of our executives with the interests of our stockholders. We are engaged in a very competitive industry, and our success depends significantly upon our ability to attract and retain qualified executives through competitive compensation packages offered to such individuals. In addition, the Committee believes in rewarding executives’ performance in obtaining key operating objectives, which, among other things, includes earnings, in light of general economic conditions, as well as specific company, industry and competitive conditions. The Committee also believes that our equity incentive compensation policies and practices should reward executives upon their continued employment with the company and the long-term price of our stock.

Our policy for allocating between long-term and current compensation is to ensure that we provide adequate base salary, bonus and equity incentive compensation to attract, retain and reward qualified executives for their services, while providing long-term incentives to reward retention and to maximize long-term value for the company and our stockholders. Our policy is to provide cash compensation in the form of base salary and bonuses to meet competitive salary requirements and, with respect to bonuses, to reward performance. We provide non-cash equity incentive compensation to meet competitive equity compensation needs, promote retention, reward performance and further align the interest of our executives with the company’s stockholders. The Committee typically evaluates total compensation and makes specific equity incentive compensation grants to Named Executive Officers in connection with services provided to us in their capacity as employees and executive officers. The Committee believes that executives should be compensated for the services that they perform without regard to existing equity holdings and typically the Committee does not take into account existing equity holdings of any Named Executive Officer in making new grants. The Committee believes that its overall policies are competitive within our industry and in general, and are appropriate to fulfill our broad objectives with respect to executive compensation.

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of our executive officers. In 2016, the Committee considered management’s achievement of our short- and long-term goals in light of general economic conditions as well as specific company, industry and competitive conditions. The principal factors that the Committee took into account in evaluating each executive officer’s compensation package for the 2016 fiscal year are described below. However, the Committee has the discretion to apply only some or additional factors, or entirely different factors for future years. Moreover, all of our Named Executive Officers have entered into employment agreements with the company and many components of each such person’s compensation, including both base salary and bonus, are set by such agreements and not subject to modification during their respective terms.

We generally use substantially the same form of executive employment agreement for each of our executive officers, other than Mr. Ulloa, to ensure that key elements of compensation and terms of employment for each of our executive officers are materially consistent. We generally enter into employment agreements with our executive officers for a term of three years, which provides consistency among our employment agreements with our executive officers, stability in the employment of our executive officers, and both a meaningful period of time and flexibility to evaluate the performance of the executive at the end of each such term.

Typically, Mr. Ulloa, as our Chief Executive Officer, makes compensation recommendations to the Committee with respect to our executive officers, and the Committee may accept or adjust such recommendations in its discretion. Mr. Ulloa is a founder, member of the Board and principal stockholder of the company, in addition to serving as our Chairman and Chief Executive Officer.

Our total compensation program for our executive officers consists of the following key elements of compensation:

•	Base salary
•	Bonus
•	Equity incentive compensation
•	Certain additional benefits and perquisites

Base Salary

It is our goal to provide a base salary for our executive officers that is sufficiently high to attract and retain a strong management team and reflect the individual executive’s responsibilities, value to us, experience and past performance. Base salaries for each of our executive officers are established pursuant to the terms of their respective employment agreements. Our standard executive employment agreement provides that an executive officer’s base annual salary may be increased during the term of the employment agreement, in the discretion of the Committee. Our standard executive employment agreement also does not permit a material reduction to be made to an executive’s then-current base annual salary, unless such reduction is applicable generally to other senior executives of the company. This provision is included to provide each executive with security with respect to their salary for competitive reasons, while providing us with flexibility in the event that the performance of the company, or the performance of our executive officers as a whole or other factors, warrants the reduction in base salary of all executive officers.

Effective January 2014, we entered into a three-year employment agreement with Mr. Ulloa (the “2014 Ulloa Agreement”), pursuant to which he continued to serve as our Chairman and Chief Executive Officer, and which agreement replaced a prior employment agreement that expired by its terms on December 31, 2013. As part of the Committee’s review and negotiation of the 2014 Ulloa Agreement, the Committee evaluated various criteria, including our performance, the terms of Mr. Ulloa’s prior employment agreement, the terms of executive employment agreements for chief executive officers at other companies within our industry and in general, compensation paid to Mr. Ulloa in past years and the significant cost-saving measures undertaken by the company in response to general challenging economic conditions in prior years, including reductions in base salary of our employees, including Mr. Ulloa in the aftermath of the global financial crisis that began in 2008. At the time of entering into the 2014 Ulloa Agreement, the Committee consulted with Frederic Cook in evaluating the compensation and terms of the employment agreement with Mr. Ulloa, and Frederic Cook prepared a report for the Committee’s review that evaluated chief executive officer compensation practices at a peer group of comparably-sized media companies and advised the Committee on various aspects of chief executive officer compensation policies and practices. The Committee also consulted with outside legal counsel in negotiating and drafting the new employment agreement. Following the completion of the Committee’s evaluation and negotiation, the Board reviewed and approved the 2014 Ulloa Agreement with Mr. Ulloa, as recommended by the Committee. The 2014 Ulloa Agreement, which expired on its terms on December 31, 2016, provided for an initial base salary of $1,000,000 per year and further provided that the initial base salary be reviewed at least annually prior to the anniversary of its effective date and increased in the discretion of the Committee. In reviewing increases in the base salary, the 2014 Ulloa Agreement provided that the Committee consider factors including, but not limited to, the market for executives with skills and experience similar to those of Mr. Ulloa, performance considerations, and the nature and extent of salary increases given to other employees of the company during the prior year.

Effective January 2017, we entered into a new three-year employment agreement with Mr. Ulloa (the “2017 Ulloa Agreement”), pursuant to which he continues to serve as our Chairman and Chief Executive Officer, and which agreement replaced the 2014 Ulloa Agreement that expired by its terms on December 31, 2016. As part of the Committee’s review and negotiation of the 2017 Ulloa Agreement, the Committee evaluated various criteria, including our performance, the terms of the 2014 Ulloa Agreement, the terms of executive employment agreements for chief executive officers at other companies within our industry and in general, compensation paid to Mr. Ulloa in past years and the significant cost-saving measures undertaken by the company in response to general challenging economic conditions in the years following the global financial crisis that began in 2008, including reductions in base salary of our employees, including Mr. Ulloa. The Committee consulted with Frederic Cook in evaluating the compensation and terms of the 2017 Ulloa Agreement, and Frederic Cook advised the Committee on various aspects of chief executive officer compensation policies and practices, including such practices at a peer group of comparably-sized media companies. The Committee also consulted with outside legal counsel in drafting the 2017 Ulloa Agreement. The 2017 Ulloa Agreement provides for an initial base salary of $1,250,000 per year and further provides that the initial base salary shall be reviewed at least annually prior to the anniversary of its effective date and may be increased, in the discretion of the Committee. In reviewing increases in the base salary, the 2017 Ulloa Agreement provides that the Committee shall consider factors including, but not limited to, the market for executives with skills and experience similar to those of Mr. Ulloa, performance considerations, and the nature and extent of salary increases given to other employees of the company during the prior year.

Effective January 2016, we entered into a new three-year employment agreement with Mr. Young, pursuant to which he continues to serve as our Executive Vice President, Chief Financial Officer and Treasurer, and which agreement replaced a substantially similar employment agreement that expired by its terms on December 31, 2015. This current employment agreement with Mr. Young provides for an initial base salary of $500,000 per year, which may be increased in connection with any increases in base compensation given to the company’s employees and other senior executive officers, and such other factors as may be considered by the Committee, in its sole discretion. The Committee relied substantially upon our Chief Executive Officer to negotiate the material terms of the current employment agreement with Mr. Young, and the Committee considered factors including Mr. Young’s performance during the term of his prior employment agreement; competitive considerations, including Mr. Young’s retention and incentive to enter into a new three-year employment agreement with us; and a general comparison of the base salaries of chief financial officers of other companies in our industry, without engaging in specific benchmarking.

Effective January 2016, we entered into a new three-year employment agreement with Mr. Liberman (the “2016 Liberman Agreement”), pursuant to which he continued to serve as our Chief Operating Officer, and which agreement replaced a substantially similar employment agreement that expired by its terms on December 31, 2015. This 2016 Liberman Agreement provided for an initial base salary of $500,000 per year, which could be increased in connection with any increases in base compensation given to the company’s employees and other senior executive officers, and such other factors as considered by the Committee. However, in the event the company increased base compensation to the company’s employees and other senior executives on or around January 1, 2017, the 2016 Liberman Agreement provided that Mr. Liberman’s base salary be increased by 5%. The Committee relied substantially upon our Chief Executive Officer to negotiate the material terms of the 2016 Liberman Agreement, and the Committee considered factors including Mr. Liberman’s performance during the term of his prior employment agreement; competitive considerations, including Mr. Liberman’s retention and incentive to enter into a new three-year employment agreement with us; and a general comparison of the base salaries of chief operating officers of other companies in our industry, without engaging in specific benchmarking.

Effective March 2017, Mr. Liberman was appointed to serve as our President, as well as continuing to serve as our Chief Operating Officer, and we entered into a new three-year employment agreement with Mr. Liberman (the “2017 Liberman Agreement”), pursuant to which he currently serves in the position of President and Chief Operating Officer and which agreement replaced the 2016 Liberman Agreement, both of which are substantially similar to each other. However, the 2017 Liberman Agreement provides for an initial base salary of $650,000 per year, which may be increased in connection with any increases in base compensation given to the company’s employees and other senior executive officers, and such other factors as may be considered by the Committee. The Committee relied substantially upon our Chief Executive Officer to negotiate the material terms of the 2017 Liberman Agreement, and the Committee considered factors including Mr. Liberman’s performance during the term of the 2016 Liberman Agreement and new duties and responsibilities to be assumed by Mr. Liberman during the term of the 2017 Liberman Agreement; competitive considerations, including Mr. Liberman’s retention and incentive to enter into a new three-year employment agreement with us; and a general comparison of the base salaries of chief operating officers of other companies in our industry, without engaging in specific benchmarking.

Effective January 2016, we entered into a new three-year employment agreement with Mr. Carrera, pursuant to which he continues to serve as our Chief Revenue Officer, and which agreement replaced a substantially similar employment agreement that expired by its terms on December 31, 2015. This employment agreement with Mr. Carrera provides for an initial base salary of $500,000 per year, which may be increased in connection with any increases in base compensation given to the company’s employees and other senior executive officers, and such other factors as may be considered by the Committee, in its sole discretion. The Committee relied substantially upon our Chief Executive Officer to negotiate the material terms of the current employment agreement with Mr. Carrera, and the Committee considered factors including Mr. Carrera’s performance during the term of his prior employment agreement; competitive considerations, including Mr. Carrera’s retention and incentive to enter into a new three-year employment agreement with us; and a general comparison of the base salaries of executive officers of other companies in our industry, without engaging in specific benchmarking.

In January 2017, we granted an increase in base compensation of 3% to substantially all employees across the company, excluding employees who had been hired or had otherwise received an increase in base salary after July 1, 2016, which included Messrs. Young, Liberman and Carrera but excluded Mr. Ulloa. Following this increase in base compensation, the annual base salaries of our Named Executive Officers effective as of January 2017 were as follows: (i) Mr. Ulloa, $1,250,000; (ii) Mr. Young, $515,000; (iii) Mr. Liberman, $515,000; and (iv) Mr. Carrera, $515,000.

Bonus

Similarly as discussed above with respect to base salary, the Committee believes that we should provide cash bonus compensation to our executive officers that is sufficiently high to attract and retain a strong management team and reflects the individual executive’s responsibilities and service to the company, value to the company, experience and past performance. Bonuses granted to our executive officers are also established, in part, pursuant to the terms of their respective employment agreements.

Under the terms of the 2014 Ulloa Agreement, Mr. Ulloa was eligible to receive an annual cash bonus of up to 75% of his then-applicable base salary pursuant to such factors, criteria or annual bonus plan(s) of the company, as determined by the Committee from time to time, and under the terms of the 2017 Ulloa Agreement, Mr. Ulloa is eligible to receive an annual cash bonus of up to 100% of his then-applicable base salary pursuant to such factors, criteria or annual bonus plan(s) of the company, as determined by the Committee from time to time. The Committee has the discretion to determine, on either a prospective or retrospective basis, the factors, criteria or annual bonus plan(s), including performance goals which must be met, if any, for such annual cash bonus to be paid to Mr. Ulloa for each applicable year of his employment agreement. With respect to the bonus for 2016 for Mr. Ulloa under the 2014 Ulloa Agreement, the Committee principally considered: (i) the performance and specific accomplishments of Mr. Ulloa during 2016; (ii) the company’s overall performance during 2016; and (iii) the aggregate bonuses received by Mr. Ulloa in prior years, including the fact that Mr. Ulloa had requested that the Committee refrain from granting any bonus to him in 2009 and 2011, and that Mr. Ulloa had requested that the Committee refrain from granting the full amount of the bonus which he was eligible to receive in 2010, 2012 and 2013. Following its review, the Committee granted a bonus to Mr. Ulloa in the amount of $280,000 with respect to calendar year 2016.

Bonuses for executive officers are recommended by our Chief Executive Officer and reviewed and approved by the Committee, in its sole discretion. Under each of their current employment agreements, Mr. Young is eligible to receive an annual bonus of up to 100% of his then-applicable base salary and Mr. Carrera is eligible to receive an annual bonus of up to 50% of his then-applicable base salary, in the sole discretion of the Committee. Under the 2016 Liberman Agreement, Mr. Liberman was eligible to receive an annual bonus of up to 50% of his then-applicable base salary and under the 2017 Liberman Agreement, Mr. Liberman is eligible to receive an annual bonus of up to 100% of his then-applicable base salary, in the sole discretion of the Committee. In March 2017, the Committee approved a discretionary bonus in the amount of $180,000 to each of Messrs. Young and Carrera for calendar year 2016, and a discretionary bonus in the amount of $225,000 to Mr. Liberman for calendar year 2016. Factors considered by our Chief Executive Officer in recommending, and by the Committee in reviewing and approving, these bonuses included: (i) the performance and specific accomplishments of each of Messrs. Young, Liberman and Carrera and each of their respective departments during 2016; (ii) the company’s overall performance during 2016; and (iii) general competitive considerations, including retention purposes. The Committee relied substantially upon our Chief Executive Officer’s recommendation with respect to the amount of these bonuses and did not engage in specific benchmarking.

Equity Incentive Compensation

The Committee believes in linking long-term incentives to stock ownership. The Committee believes that the incentive of future stock ownership encourages employees to remain employed by the company and motivates them to use their best efforts at all times. In addition, the Committee believes that equity incentive compensation further enhances the alignment of the interests of our executive officers and employees with those of our stockholders. In May 2004, our stockholders adopted the 2004 Plan, which replaced the 2000 Plan, and the 2004 Plan is our primary vehicle for offering equity incentive compensation to our directors, executive officers and other employees. In 2014, our stockholders approved an amendment to the 2004 plan to extend the term of the plan until May 2024. The 2004 Plan is administered by the Committee, which determines the type and amount of grants, vesting requirements and other features and conditions of equity incentive compensation awards, including whether to waive performance conditions or other vesting requirements of any award or to reduce or increase the size of any award. Each of our Named Executive Officers is eligible to receive grants of stock options, restricted stock or other equity incentive grants under the 2004 Plan. We typically grant equity incentive awards to our executive officers and other key employees on an annual basis. We do not have specific stock ownership guidelines applicable to our executive officers.

We do not use any pre-determined formula in determining the amount of equity incentive grants that are granted to executive officers. We base the amount of equity incentive grants on such considerations as the level of experience and individual performance of such executive officer, the number of stock options or restricted stock units granted to such executive officer in previous grants, and general competitive considerations, including retention of each executive officer. The Committee relies substantially on our Chief Executive Officer to make specific recommendations regarding which individuals, including our Named Executive Officers, should receive equity incentive grants and the amounts of such grants, in recognition of the fact that our Chief Executive Officer is in the best position to evaluate which individuals are most likely to be motivated by such incentive compensation, and are most valuable to our performance and entitled to be rewarded, by such incentive compensation. The Committee believes that executives should be compensated for the services that they perform without regard to existing equity holdings, and typically does not take into account existing equity holdings of any Named Executive Officer.

As part of the Committee’s ongoing review and evaluation of equity incentive compensation, during 2016 the Committee reviewed our objectives regarding equity incentive compensation and the effectiveness of various forms of equity incentive grants with respect to these objectives. The Committee consulted with Frederic Cook, which prepared a report for the Committee’s review that compared our equity incentive compensation practices to a peer group of comparably-sized media companies and advised the Committee on various aspects of equity compensation policies and practices, including, among other things, types of equity incentive grants, appropriate vesting criteria and the equity incentive compensation policies and practices of other companies in our industry and generally. The Committee also sought the input of our Chief Executive Officer with respect to the appropriate pool of employees who should receive equity incentive grants, appropriate vesting criteria and the regulatory, tax and accounting effects of various forms of equity incentive grants. The Committee considered factors including, among other things: (i) the Committee’s objectives with respect to equity incentive compensation; (ii) general economic and specific industry conditions experienced by the company; (iii) the efforts and performance of the company’s executive officers and employees; (iv) various types of equity incentive awards; (v) various forms of vesting components, including time-based vesting and performance-based vesting; (vi) the appropriate length and frequency of time-based vesting components; and (vii) the regulatory, tax and accounting treatment of various types of equity incentive awards, including the effects of Accounting Standards Codification (“ASC”) 718, “Stock Compensation” issued by the Financial Accounting Standards Board. Following its review, the Committee determined that restricted stock units using a combination of time-based and performance-based vesting criteria were an effective means of meeting our equity incentive compensation objectives for the 2016 calendar year.

In December 2016, the Committee granted 869,000 restricted stock units to our executive officers and other key employees, with 370,000, or 43%, of such amount being granted to the Named Executive Officers. These restricted stock units were awarded under the 2004 Plan, and each restricted stock unit entitles the recipient to receive one share of our Class A common stock for each restricted stock unit when the applicable vesting requirements are satisfied. These restricted stock units vest as follows: (i) 25% on December 31, 2016; (ii) 25% on December 31, 2017; (iii) 25% on December 31, 2018; and (iv) 25% on December 31, 2019; in each case, provided that the recipient is employed by us on such date.

In addition, certain key employees, including the Named Executive Officers, received additional performance-based restricted stock units (“PSUs”), which can be earned in an amount equal to between 0% to 200% of their restricted stock unit grant, with vesting as follows: (A) upon the company's achievement of performance goals based on certain revenue and consolidated adjusted EBITDA goals for fiscal year 2017, and (B) provided the recipient is employed by the company on each of the following dates: (i) 50% of such additional amount vesting on December 31, 2017; (ii) 25% of such additional amount vesting on December 31, 2018, and (iii) 25% of such additional amount vesting on December 31, 2019. The performance goals were established through the company’s customary budgeting process, and at the time the PSUs were granted the performance goals were viewed as challenging.  There is no guarantee that any portion of the PSUs will actually be earned by the grantees thereof.

Benefits and Perquisites

With limited exceptions, the benefits and perquisites provided to our executive officers, including our Named Executive Officers, are generally available to all of our employees. Exceptions include a monthly automobile allowance provided to certain executives, including our Named Executive Officers and the cost of life insurance premiums for the benefit of certain of our Named Executive Officers. In addition, we provide, without cost to employees, a travel accident insurance policy that provides a travel accident benefit to all employees, with a greater accident benefit for executives than for non-executives. We also generally pay a portion of the health insurance premiums for our employees, and for certain executive officers, including our Named Executive Officers, we pay a greater amount or all of the health insurance premiums than the amount that we pay for employees in general.

Change in Control

Pursuant to our standard executive employment agreement, following a change in control of the company, including a change of control of the company where the executive officer is not offered continued employment as a senior executive or is required to move his residence outside of the metropolitan area provided in his then-current employment agreement, the executive officer will be entitled to receive all accrued salary and benefits through the date of termination, any discretionary bonus that has been approved by the Committee and a severance payment equal to one year of his then-current base salary.

The current employment agreements for each of our Named Executive Officers provide for this type of severance compensation, except as described as follows:

•

With respect to Mr. Ulloa, if, following a change in control of the company, Mr. Ulloa’s employment is terminated by us without cause, or is terminated by him for good reason (as each such term is defined in his employment agreement), he would be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to the sum of (x) three times his then-current base salary, plus (y) three times his average annual bonus for the three years preceding such termination; and (iii) continuation of all benefit coverage (or reimbursement for expenses incurred in collection with such benefit coverage) for a period of two years after such termination. In addition, upon any termination described above, there would be (i) immediate vesting of, and the lapse of all restrictions applicable to, all unvested stock options and any other equity incentives that vest solely based on the passage of time granted to Mr. Ulloa and outstanding immediately prior to the such termination; and (ii) vesting of any performance based equity incentives awarded to Mr. Ulloa and outstanding immediately prior to the such termination, such vesting to occur in accordance with the terms of the applicable award agreements and plans determined as if Mr. Ulloa’s employment with the Company had not terminated.

•

With respect to Mr. Young, if his employment is terminated by us without cause or by Mr. Young for good reason (as each such term is defined in Mr. Young’s employment agreement), including a change of control of the company where Mr. Young is required to move his residence outside the greater Los Angeles, California area, Mr. Young would be entitled to receive all accrued salary and benefits through the date of termination, as well as a severance payment (the “Severance Payment”) equal to (i) Mr. Young’s then-current base salary, plus (ii) a prorated bonus amount equal to the product of: (x) the average annual bonuses received by Mr. Young for the two years preceding the year of such termination, multiplied by (y) a fraction, the numerator of which is the number of days preceding such termination in the then-current calendar year, and the denominator of which is 365. In addition, after a change in control of the company, if Mr. Young is not offered continued employment as chief financial officer of the surviving or acquiring entity or the company terminates his employment at any time during the remainder of the term of the agreement for any reason other than for cause, he will be entitled to receive: (i) all accrued salary and benefits through the date of termination; (ii) the Severance Payment; (iii) immediate vesting of, and lapse of all restrictions applicable to, all unvested and outstanding time-based equity incentive grants; and (iv) vesting of all unvested and outstanding performance-based equity incentive grants, at such time and in the event that any applicable performance-based criteria have been met under the terms of applicable award agreements as if Mr. Young had not terminated employment with the company and with the lapse of all restrictions applicable to vesting based on the passage of time.

•

With respect to Mr. Liberman, instead of receiving a severance payment equal to one year of his then-current base salary, he would be entitled to receive a severance payment equal to (i) one year of his then-current base salary, multiplied by (ii) 1.5.

Director Compensation

For directors who are also employees of the company, we do not provide additional compensation and such individuals are compensated only for their service as an officer or employee of the company, as the Committee believes that employee directors are adequately compensated for all of their responsibilities, including service as a director, through their compensation as employees.

Directors of the company who are not officers or employees of the company are compensated for their services as follows: (i) an annual grant of restricted stock units under the company’s equity incentive plan that has a grant date value of $70,000, with the grant to be made effective as of the date of the annual stockholder meeting; (ii) $45,000 per year, and for committee chairs, an additional cash retainer ($10,000 for the Audit Committee Chair, $5,000 for the Compensation Committee Chair and $3,000 for the Nominating/Governance Committee Chair); (iii) $1,250 for attendance at a Board meeting in person ($500 if telephonically); and (iv) $1,000 for attendance at a committee meeting in person ($500 if telephonically).

As part of the Committee’s ongoing review of director equity incentive compensation during 2016, the Committee consulted with Frederic Cook, which advised the Committee on various aspects of director equity compensation policies and practices. The Committee also sought the input of our Chairman and Chief Executive Officer, who, as an officer of the company, was not entitled to receive any compensation for his services as a director, with respect to the implementation of director equity incentive compensation and the regulatory, tax and accounting effects of various forms of equity incentive grants. Following its review, the Committee determined that the existing director compensation policy was an effective means of meeting our director compensation objectives.

At the Board’s meeting on May 26, 2016, in accordance with the company’s director compensation policy, the Board as a whole granted 9,817 restricted stock units to each non-employee director for calendar year 2016. The restricted stock units vest on the earlier of (a) the first anniversary of the grant date or (b) the business day immediately preceding the date of the 2017 Annual Meeting, provided that the recipient is a member of the Board on such date. The underlying shares of Class A common stock relating to such restricted stock units are to be distributed to each such director at the time of termination of such director’s service with the company.

Tax Accounting and Treatment

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers (not including the chief financial officer), to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to our covered officers for the 2016 fiscal year did not exceed the $1 million limit per covered officer, except with respect to our chief executive officer. The Committee anticipates that such compensation will exceed the $1 million limit for our chief executive officer in 2017. The Committee considers the limitations of Section 162(m) and the benefit to us of the full deductibility of compensation together with maintaining flexibility in assessing executive performance and compensating our executive officers in a manner that can best promote our corporate objectives. The Committee believes that the impact of such limitation was not material to us with respect to fiscal year 2016 and will not be material to us with respect to fiscal year 2017.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, we began accounting for stock-based payments, including awards granted under the 2004 Plan, in accordance with the requirements of ASC 718. For additional information regarding ASC 718, please refer to Note 2, “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in the 10-K.

Summary Compensation Table for Fiscal Year 2016, 2015 and 2014

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)		Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Walter F. Ulloa,	2016	$1,060,896	$280,000	$3,375,000	(3)	$—	$—	$—	$35,308	(4)	$4,751,204
Chief Executive Officer	2015	$1,030,000	$250,000	$1,678,000	(3)	$—	$—	$—	$35,308	(4)	$2,993,308
	2014	$1,000,000	$195,000	$264,000		$—	$—	$—	$45,567	(4)	$1,504,567

Christopher T. Young,	2016	$500,000	$180,000	$540,000	(3)	$—	$—	$—	$24,158	(5)	$1,244,158
Chief Financial Officer	2015	$424,360	$175,000	$536,960	(3)	$—	$—	$—	$24,158	(5)	$1,160,478
	2014	$412,000	$140,000	$264,000		$—	$—	$—	$23,217	(5)	$839,217

Jeffery A. Liberman,	2016	$500,000	$225,000	$540,000	(3)	$—	$—	$—	$24,720	(6)	$1,289,720
Chief Operating Officer	2015	$424,360	$175,000	$536,960	(3)	$—	$—	$—	$24,708	(6)	$1,161,028
	2014	$412,000	$140,000	$264,000		$—	$—	$—	$23,767	(6)	$839,767

Mario M. Carrera,	2016	$500,000	$180,000	$540,000	(3)	$—	$—	$—	$66,400	(7)	$1,281,048
Chief Revenue Officer	2015	$424,360	$175,000	$536,960	(3)	$—	$—	$—	$61,048	(7)	$1,197,368
	2014	$412,000	$140,000	$264,000		$—	$—	$—	$9,000	(7)	$825,000

(1)

Bonus amounts awarded to each Named Executive Officer were based on the satisfaction of factors set forth in their respective employment agreements, as described in "Compensation Discussion and Analysis."

(2)

For a discussion of the assumptions used in the valuation of awards (estimated forfeitures are not considered for purposes of these computations and the full fair value is recognized in the year of grant), see Note 13 "Equity Incentive Plans" in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K, as filed with the SEC on March 10, 2017.

(3)

Amounts include the grant date fair value of performance-based restricted stock units as discussed in the CD&A. The grant date fair value is based on the assumption that the target level of performance is achieved, which may not be the case. Assuming the highest level of performance is achieved in 2017, the fair value of the stock awards granted in 2016 would be $5,062,500 for Mr. Ulloa and $810,000 for Messrs. Young, Liberman and Carrera.

(4)

For 2016, includes $24,000 as an automobile allowance and $11,308 for medical insurance premiums.  For 2015, includes $24,000 as an automobile allowance and $11,308 for medical insurance premiums.  For 2014, includes $24,000 as an automobile allowance, $10,367 for medical insurance premiums and $11,200 for life insurance premiums.

(5)

For 2016, includes $12,000 as an automobile allowance, $11,308 for medical insurance premiums and $850 for life insurance premiums. For 2015, includes $12,000 as an automobile allowance, $11,308 for medical insurance premiums and $850 for life insurance premiums.  For 2014, includes $12,000 as an automobile allowance, $10,367 for medical insurance premiums and $850 for life insurance premiums.

(6)

For 2016, includes $12,000 as an automobile allowance, $11,308 for medical insurance premiums and $1,412 for life insurance premiums. For 2015, includes $12,000 as an automobile allowance, $11,308 for medical insurance premiums and $1,400 for life insurance premiums.  For 2014, includes $12,000 as an automobile allowance, $10,367 for medical insurance premiums and $1,400 for life insurance premiums.

(7)

For 2016, includes $12,000 as an automobile allowance, $11,308 for medical insurance premiums and $43,092 for housing costs. For 2015, includes $12,000 as an automobile allowance, $11,308 for medical insurance premiums and $37,740 for housing costs.  For 2014, includes $9,000 as an automobile allowance.

Grants of Plan-Based Awards During 2016

									All Other	All Other
									Stock Awards:	Option Awards:
		Number of							Number of	Number of	Exercise or
		Non-Equity	Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Shares of	Securities	Base Price	Grant Date
		Incentive Plan	Equity Incentive Plan Awards			Equity Incentive Plan Awards (1) (2)			Stock or	Underlying	of Option	Fair Value
Name	Grant Date	Units Granted (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($ / Sh)	of Stock and Option Awards
Walter F. Ulloa	12/26/16	—	$—	$—	$—	250,000	500,000	750,000	—	—	$6.75	$6.75
Christopher T. Young	12/26/16	—	$—	$—	$—	40,000	80,000	120,000	—	—	$6.75	$6.75
Jeffery A. Liberman	12/26/16	—	$—	$—	$—	40,000	80,000	120,000	—	—	$6.75	$6.75
Mario M. Carrera	12/26/16	—	$—	$—	$—	40,000	80,000	120,000	—	—	$6.75	$6.75

(1)

Represents restricted stock unit awards which vest as follows: (i) 25.0% on December 31, 2016, provided the recipient is employed by the company on such date; (ii) 25.0% on December 31, 2017, provided the recipient is employed by the company on such date; (iii) 25.0% on December 31, 2018, provided the recipient is employed by the company on such date; and (iv) 25.0% on December 31, 2019, provided the recipient is employed by the company on such date.

(2)

Includes performance-based restricted stock units, as discussed in the CD&A, in an amount equal to between 0% to 200% of their restricted stock unit grant, with vesting as follows: (A) upon the company's achievement of certain revenue and consolidated adjusted EBITDA goals for fiscal year 2017, and (B) provided the recipient is employed by the company on each of the following dates: (i) 50% of such additional amount vesting on December 31, 2017; (ii) 25% of such additional amount vesting on December 31, 2018, and (iii) 25% of such additional amount vesting on December 31, 2019. There is no guarantee that any portion of the PSUs will actually be earned by the grantees thereof.

Employment Agreements

Agreement with Walter F. Ulloa.    Effective January 1, 2017, we entered into the current employment agreement with Mr. Ulloa, pursuant to which he continues to serve as our Chairman and Chief Executive Officer. The agreement replaces a substantially similar employment agreement with Mr. Ulloa, which agreement was effective as of January 1, 2014 through December 31, 2016. The current agreement is for a term that commenced on January 1, 2017 and terminates on December 31, 2019, and provides for an initial base salary of $1,250,000 per year.  Mr. Ulloa’s salary shall be reviewed at least annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased in subsequent years of the term of the agreement.  Mr. Ulloa’s annual base salary is currently $1,250,000.

Mr. Ulloa is eligible to receive an annual bonus of up to 100% of his then-applicable base salary pursuant to such factors, criteria or annual bonus plan(s) of the company as determined by the Compensation Committee from time to time. Mr. Ulloa is also eligible to receive grants of stock options, restricted stock and other grants under the 2004 Plan, or any successor plan thereto, on the same terms as the company’s other executive officers.

If Mr. Ulloa’s employment is terminated by us without cause or is a constructive termination without cause, Mr. Ulloa will be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to the greater of (x) two times his then-current base salary or (y) the amount of his then-current base salary multiplied by a fraction, the numerator of which is the number of months remaining in the term of the agreement and the denominator of which is 12; (iii) an additional lump sum severance payment in an amount equal to two times his average annual bonus for the three years preceding such termination; (iv) continuation of all benefit coverage (or reimbursement for expenses incurred in collection with such benefit coverage) for a period of two years after such termination; (iv) immediate vesting of, and the lapse of all restrictions applicable to, all unvested stock options and any other equity incentives that vest solely based on the passage of time granted to such him and outstanding immediately prior to the such termination; and (v) vesting of any performance based equity incentives awarded to him and outstanding immediately prior to the such termination, such vesting to occur in accordance with the terms of their applicable award agreements and plans determined as if such Mr. Ulloa’s employment with the company had not terminated. If a termination without cause follows a change of control of the company or is initiated by Mr. Ulloa for good reason, as specified in the agreement, Mr. Ulloa shall be entitled to receive the amounts specified in the first sentence of this paragraph; provided, however, that in lieu of the amount specified in clause (ii) of such sentence, Mr. Ulloa shall be entitled to receive a lump sum severance payment in an amount equal to three times the sum of his then-current base salary, and in lieu of the amount specified in clause (iii) of such sentence, Mr. Ulloa shall be entitled to receive a lump sum severance payment in an amount equal to three times his average annual bonus for the three years preceding such termination. If Mr. Ulloa’s employment is terminated by the company for cause, all payments under Mr. Ulloa’s agreement shall cease, except for (i) all accrued salary and bonuses through the date of termination and (ii) a prorated bonus in an amount equal to the product of (x) his average annual bonus for the two years preceding such termination multiplied by (y) a fraction, the numerator of which is the number of days preceding the termination date in the then-current calendar year and the denominator of which is 365.

The employment agreements that we have entered into with our other Named Executive Officers are substantially similar to each other and are summarized below.

Agreement with Christopher T. Young.   Effective January 1, 2016, we entered into the current employment agreement with Mr. Young, pursuant to which he serves as our Executive Vice President, Chief Financial Officer and Treasurer. The agreement replaces a similar employment agreement with Mr. Young, which agreement was effective as of January 1, 2013. The agreement with Mr. Young provides for an initial base salary of $500,000 per year, which may be increased in the discretion of the Compensation Committee. The agreement with Mr. Young expires on December 31, 2018. Mr. Young’s annual base salary is currently $515,000.

Mr. Young is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to 100% of his then-applicable base salary. Mr. Young is also eligible to receive equity incentive grants under the 2004 Plan, or any successor plan thereto, in the discretion of the Compensation Committee.

If Mr. Young’s employment is terminated by us without cause or by Mr. Young for good reason (as each such term is defined in Mr. Young’s employment agreement), including a change of control of the company where Mr. Young is required to move his residence outside the greater Los Angeles, California area, Mr. Young would be entitled to receive all accrued salary and benefits through the date of termination, as well as a severance payment (the “Severance Payment”) equal to (i) Mr. Young’s then-current base salary, plus (ii) a prorated bonus amount equal to the product of: (x) the average annual bonuses received by Mr. Young for the two years preceding the year of such termination, multiplied by (y) a fraction, the numerator of which is the number of days preceding such termination in the then-current calendar year, and the denominator of which is 365. In addition, after a change in control of the company, if Mr. Young is not offered continued employment as chief financial officer of the surviving or acquiring entity or the company terminates his employment at any time during the remainder of the term of the agreement for any reason other than for cause, he will be entitled to receive: (i) all accrued salary and benefits through the date of termination; (ii) the Severance Payment; (iii) immediate vesting of, and lapse of all restrictions applicable to, all unvested and outstanding time-based equity incentive grants; and (iv) vesting of all unvested and outstanding performance-based equity incentive grants, at such time and in the event that any applicable performance-based criteria have been met under the terms of applicable award agreements as if Mr. Young had not terminated employment with the company and with the lapse of all restrictions applicable to vesting based on the passage of time. If Mr. Young’s employment is terminated by us for cause (as such term is defined in the agreement), Mr. Young will be entitled to receive only any accrued salary and benefits through the date of termination, and shall be ineligible for any bonus.

Agreement with Jeffery A. Liberman.    Effective March 1, 2017, we entered into the current employment agreement with Mr. Liberman, pursuant to which he serves as our President and Chief Operating Officer. The agreement replaces a similar employment agreement with Mr. Liberman, which agreement was effective as of January 1, 2016. The agreement with Mr. Liberman provides for an initial base salary of $650,000 per year, which may be increased in the discretion of the Compensation Committee. The agreement with Mr. Liberman expires on February 29, 2020. Mr. Liberman’s annual base salary is currently $650,000.

Mr. Liberman is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to 100% of his then-applicable base salary. Mr. Liberman is also eligible to receive equity incentive grants under the 2004 Plan, or any successor plan thereto, in the discretion of the Compensation Committee.

If Mr. Liberman’s employment is terminated by us without cause or by Mr. Liberman for good reason, including a change of control of the company where Mr. Liberman is not offered continued employment as a senior executive or is required to move his residence outside the greater Los Angeles, California area, he will be entitled to receive: (i) all accrued salary and benefits through the date of termination, (ii) any discretionary bonus that is approved by the Compensation Committee and (iii) a severance payment equal to one year of his then-current base salary multiplied by 1.5, payable in 12 equal monthly payments.  Mr. Liberman’s receipt of this severance payment is conditioned upon his execution of a customary form of release whereby he waives all claims arising out of his employment and termination of employment. If Mr. Liberman’s employment is terminated by us for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus.

Agreement with Mario M. Carrera.  Effective January 1, 2016, we entered into the current employment agreement with Mr. Carrera, pursuant to which he serves as our Chief Revenue Officer. The agreement replaces a similar employment agreement with Mr. Carrera, which agreement was effective as of September 1, 2012 and amended effective as of January 1, 2015 and August 31, 2015. The agreement with Mr. Carrera provides for an initial base salary of $500,000 per year, which may be increased in the discretion of the Compensation Committee. The agreement with Mr. Carrera expires on December 31, 2018. Mr. Carrera’s annual base salary is currently $515,000.

Mr. Carrera is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to 50% of his then-applicable base salary. Mr. Carrera is also eligible to receive equity incentive grants under the 2004 Plan, or any successor plan thereto, in the discretion of the Compensation Committee.

If Mr. Carrera’s employment is terminated by us without cause or by Mr. Carrera for good reason, including a change of control of the company where Mr. Carrera is not offered continued employment as a senior executive or is required to move his residence outside the greater Denver, Colorado or Los Angeles, California metropolitan areas, he will be entitled to receive: (i) all accrued salary and benefits through the date of termination, (ii) any discretionary bonus that is approved by the Compensation Committee and (iii) a severance payment equal to one year of his then-current base salary, payable in 12 equal monthly payments.  Mr. Carrera’s receipt of this severance payment is conditioned upon his execution of a customary form of release whereby he waives all claims arising out of his employment and termination of employment. If Mr. Carrera’s employment is terminated by us for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus.

Equity Awards

On December 26, 2016, we granted restricted stock units to each of our Named Executive Officers.  The restricted stock units were awarded under the 2004 Plan, and each unit entitles the recipient to receive one share of the company’s Class A common stock for each restricted stock unit when the applicable vesting requirements are satisfied. The restricted stock units vest as follows: (i) twenty-five percent (25%) on December 31, 2016, provided the recipient is employed by the company on such date; (ii) twenty-five percent (25%) on December 31, 2017, provided the recipient is employed by the company on such date; (iii) twenty-five percent (25%) on December 31, 2018, provided the recipient is employed by the company on such date; and (iv) twenty-five percent (25%) on December 31, 2019, provided the recipient is employed by the company on such date.

In addition, on December 26, 2016, we granted performance stock units that are contingent upon achievement of specified pre-established performance goals over the performance period, which is one year, and vesting period of three years, subject to the recipient's continued service with the company. The performance goals are based on achievement of certain revenue and consolidated adjusted EBITDA goals and were established through the company’s customary budgeting process. At the time the PSUs were granted, the performance goals were viewed as challenging. Depending on the outcome of the performance goals, the recipient may ultimately earn performance restricted stock units in an amount equal to between 0% and 200% of the number of restricted stock units granted.

The specific grants to Named Executive Officers were as follows:

Name	Restricted Awards for Fiscal Year 2016 (1)
Walter F. Ulloa	500,000
Christopher T. Young	80,000
Jeffery A. Liberman	80,000
Mario M. Carrera	80,000

(1)

Represents restricted stock unit awards and PSUs. The number of PSUs included in the table reflects target-level revenue and EBITDA performance. Actual number will be based on actual performance. There is no guarantee that any portion of the PSUs will actually be earned by the grantees thereof. PSUs are further described in the CD&A.

Outstanding Equity Awards at Fiscal Year-End 2016

	Option Awards					Stock Awards
										Equity
			Equity					Equity Incentive		Incentive
			Incentive					Plan Awards:		Plan Awards:
			Plan Awards:				Market	Number of		Market or
	Number of	Number of	Number of			Number of	Value of	Unearned		Payout Value
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units		of Unearned
	Underlying	Underlying	Underlying			Units of	Units of	or Other		Shares, Units
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That		or Other
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not		Rights That
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested		Have Not
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)		Vested
Walter F. Ulloa	66,000	—	—	$1.67	04/04/22
	100,000	50,000	—	$1.92	02/21/23
								227,500	(1)	$1,592,500
								150,000	(2)	$1,050,000
								125,000	(3)	$875,000
Christopher T. Young	33,000	—	—	$1.67	04/04/22
	33,000	33,000	—	$1.92	02/21/23
								53,000	(1)	$371,000
								28,000	(2)	$196,000
								20,000	(3)	$140,000
Jeffery A. Liberman	33,000	—	—	$1.67	04/04/22
	33,000	33,000	—	$1.92	02/21/23
								53,000	(1)	$371,000
								28,000	(2)	$196,000
								20,000	(3)	$140,000
Mario M. Carrera	66,000	—	—	$1.67	04/04/22
	66,000	33,000	—	$1.92	02/21/23
								53,000	(1)	$371,000
								28,000	(2)	$196,000
								20,000	(3)	$140,000

(1)

Represents restricted stock unit awards and PSUs which vest on December 31, 2017. The number of PSUs included in the table reflects target-level revenue and EBITDA performance. Actual payout will be based on actual performance. There is no guarantee that any portion of the PSUs will actually be earned by the grantees thereof. PSUs are further described in the CD&A.

(2)

Represents restricted stock unit awards and PSUs which vest on December 31, 2018. The number of PSUs included in the table reflects target-level revenue and EBITDA performance. Actual payout will be based on actual performance. There is no guarantee that any portion of the PSUs will actually be earned by the grantees thereof. PSUs are further described in the CD&A.

(3)

Represents restricted stock unit awards and PSUs which vest on December 31, 2018. The number of PSUs included in the table reflects target-level revenue and EBITDA performance. Actual payout will be based on actual performance. There is no guarantee that any portion of the PSUs will actually be earned by the grantees thereof. PSUs are further described in the CD&A.

Option Exercises and Stock Vested at Fiscal Year-End 2016

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)
Walter F. Ulloa	—	$—
			15,000	$105,000
			25,000	$175,000
			62,500	$437,500
Christopher T. Young	—	$—
			15,000	$105,000
			8,000	$56,000
			10,000	$70,000
Jeffery A. Liberman	—	$—
			15,000	$105,000
			8,000	$56,000
			10,000	$70,000
Mario M. Carrera	—	$—
			15,000	$105,000
			8,000	$56,000
			10,000	$70,000

Potential Payments Upon Termination or Change-In-Control

During 2016, all of the Named Executive Officers had provisions in their then-current employment agreements providing for payments upon certain types of termination of employment, including upon a change of control of the company.  For a description of those provisions, please see “Employment Agreements” above.

Director Compensation for Fiscal Year 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2) (3)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Gilbert R. Vasquez	$69,500	$69,995	$—	$—	$—	$—	$139,495
Esteban E. Torres	$3,000	$—	$—	$—	$—	$—	$3,000
Paul A. Zevnik	$63,750	$69,995	$—	$—	$—	$—	$133,745
Jules Buenabenta	$6,000	$—	$—	$—	$—	$—	$6,000
Patricia Diaz Dennis	$61,000	$69,995	$—	$—	$—	$—	$130,995
Juan Saldívar von Wuthenau	$53,000	$150,995	$—	$—	$—	$262,500	$466,495
Martha Elena Diaz	$51,000	$69,995	$—	$—	$—	$—	$120,995

(1)

For a discussion of the assumptions used in the valuation of awards (estimated forfeitures are not considered for purposes of these computations and the full fair value is recognized in the year of grant), see the notes to the consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on March 10, 2017.

(2)

On May 26, 2016, each referenced director, except Esteban E. Torres and Jules Buenabenta, was granted 9,817 restricted stock units at a grant fair value of $7.13. Such restricted stock units vest on May 26, 2017.

(3)

Includes 12,000 restricted stock units granted to Mr. Saldívar in connection with a consulting agreement between the company and JSW Servicios de Estrategia SC (“SWS”), of which Mr. Saldívar is owner and chief executive officer.

(4)	Includes $262,500 paid to SWS in connection with a consulting agreement between the company and SWS, of which Mr. Saldívar is owner and chief executive officer.

REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Our Board has adopted a Related Party Transaction Policy that provides for the review and approval of all related party transactions, which are generally defined under the policy as any transaction required to be disclosed under Item 404(a) of Regulation S-K. This written policy is supplemented by other written policies including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Chief Executive Officer and Senior Financial Officers and the Audit Committee’s charter, as well as certain provisions of the Delaware General Corporation Law.

Under our Related Party Transaction Policy, the Audit Committee reviews the material facts relating to all related party transactions that require the Audit Committee’s approval and considers whether to approve of our entry into the related party transaction, subject to certain exceptions. In determining whether to approve a related party transaction, the Audit Committee takes into account, among other factors it deems appropriate:

•	the related person’s interest and involvement in the interested transaction;
•	the approximate dollar value of the amount involved in the interested transaction;
•	the approximate dollar value of the amount of the related person’s interest in the interested transaction without regard to the amount of any profit or loss;
•	whether the interested transaction was undertaken in the ordinary course of business of the company;
•

whether the interested transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the company of, the interested transaction; and
•

any other information regarding the interested transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

No one of these factors is dispositive. Our Related Party Transaction Policy also provides that no director shall participate in any approval of a related party transaction for which he or she is a related party, and that the director will provide all material information concerning the transaction to the Audit Committee.

Under our Related Party Transaction Policy, certain transactions are deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved exceeds $120,000.  These transactions include:

•	Employment of executive officers;
•	Director compensation;
•	Transactions where all stockholders receive proportional benefits;
•	Certain transactions involving the purchase of advertising from us at market rates and on such other terms as are consistent with those obtainable in arms-length transactions; and
•	Transactions involving competitive bids.

On an annual basis, each director and executive officer of the company must complete a Director and Officer Questionnaire that, among other things, requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire submitted by a director or executive officer is reviewed and considered by the Board in making independence determinations with respect to directors and resolving any conflicts of interest that may arise.

In addition, our directors and executive officers are expected to disclose to the Audit Committee and our General Counsel the material facts of any transaction that could be considered a related party transaction promptly upon gaining knowledge of the transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Univision.  Substantially all of our television stations are Univision- or UniMás-affiliated television stations. Our network affiliation agreements, as amended, with Univision provide certain of our owned stations the exclusive right to broadcast Univision’s primary network and UniMás network programming in their respective markets. These long-term affiliation agreements each expire in 2021, and can be renewed for multiple, successive two-year terms at Univision’s option, subject to our consent. Under our Univision network affiliation agreement, we retain the right to sell approximately six minutes per hour of the available advertising time on Univision’s primary network, subject to adjustment from time to time by Univision, but in no event less than four minutes. Under our UniMás network affiliation agreement, we retain the right to sell approximately four and a half minutes per hour of the available advertising time the UniMás network, subject to adjustment from time to time by Univision.

Under the network affiliation agreements, Univision acts as our exclusive third-party sales representative for the sale of national advertising on our Univision- and UniMás-affiliate television stations, and we pay certain sales representation fees to Univision relating to sales of all advertising for broadcast on our Univision- and UniMás-affiliate television stations.

We also generate revenue under two marketing and sales agreements with Univision, which give us the right through 2021 to manage the marketing and sales operations of Univision-owned UniMás and Univision affiliates in six markets – Albuquerque, Boston, Denver, Orlando, Tampa and Washington, D.C.

In August 2008, we entered into a proxy agreement with Univision pursuant to which we granted to Univision the right to negotiate the terms of retransmission consent agreements for our Univision- and UniMás-affiliated television station signals for a term of six years, which expired in December 2014, and which Univision and we have extended from time-to-time, most recently through May 31, 2017. Among other things, the proxy agreement provides terms relating to compensation to be paid to us by Univision with respect to retransmission consent agreements entered into with Multichannel Video Programming Distributors, or MVPDs. During the years ended December 31, 2016 and 2015, retransmission consent revenue accounted for approximately $29.6 million and $27.9 million, respectively. The term of the proxy agreement extends with respect to any MVPD for the length of the term of any retransmission consent agreement in effect before the expiration of the proxy agreement. We have entered into multiple short-term extensions of the proxy agreement since its December 2014 expiration, and it is our current intention to negotiate with Univision one or more further extensions of the current proxy agreement or a new proxy agreement; however, no assurance can be given regarding the terms of any such extension or new agreement or that any such extension or new agreement will be entered into.

Univision currently owns approximately 10% of our common stock on a fully-converted basis. Our Class U common stock held by Univision has limited voting rights and does not include the right to elect directors. As the holder of all of our issued and outstanding Class U common stock, so long as Univision holds a certain number of shares, we may not, without the consent of Univision, merge, consolidate or enter into another business combination, dissolve or liquidate our company or dispose of any interest in any Federal Communications Commission license for any of our Univision-affiliated television stations, among other things. Each share of Class U common stock is automatically convertible into one share of Class A common stock (subject to adjustment for stock splits, dividends or combinations) in connection with any transfer to a third party that is not an affiliate of Univision.

Voting Agreement.  We entered into a Voting Agreement with Messrs. Ulloa, Zevnik and Philip Wilkinson, one of our former officers and directors, effective as of August 3, 2000. In February 2015, in connection with Mr. Wilkinson’s resignation as a director and conversion of all his outstanding Class B Common Stock into Class A Common Stock, the Voting Agreement terminated with respect to Mr. Wilkinson. Accordingly, pursuant to the Voting Agreement following such termination, Messrs. Ulloa and Zevnik agree to vote all shares held by them in favor of the election of each other as directors. Messrs. Ulloa and Zevnik, and their affiliates, have in the aggregate the right to cast approximately 73.2% of the votes entitled to be cast in the election of directors and therefore have the power to elect all of the director nominees to be elected at the 2017 Annual Meeting.

Transactions with Walter F. Ulloa. Mr. Ulloa is a director, officer and principal stockholder of LATV Networks, LLC (“LATV”). In April 2007, the Audit Committee and Board approved and authorized us to enter into an affiliation agreement with LATV. Pursuant to the affiliation agreement, we broadcast programming provided to us by LATV on one of the digital multicast channel of certain of our television stations. Under the affiliation agreement, there are no fees paid for the carriage of programming, and we generally retain the right to sell approximately five minutes per hour of available advertising time. This transaction was reviewed and approved by the Audit Committee and Board in accordance with our Related Party Transaction Policy.

Transactions with Juan Saldívar von Wuthenau. Mr. Saldívar is the owner and chief executive officer of SWS. Effective March 1, 2016, we entered into a consulting agreement with SWS pursuant to which SWS, principally including Mr. Saldívar, provides consulting services to us in connection with certain strategic and operational matters. The consulting agreement is for a term of three years, and may be terminated by either party upon advance notice of 45 days. Under the consulting agreement, we pay a monthly fee to SWS of $22,500.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three independent directors, all of whom are independent under the rules of the SEC and the NYSE. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on the company’s corporate website. The Audit Committee met nine times and acted by written consent once during 2016.

The Audit Committee’s primary duties and responsibilities are to:

•	engage the company’s independent registered public accounting firm;
•	monitor the independent registered public accounting firm’s independence, qualifications and performance;
•	pre-approve all audit and non-audit services;
•	monitor the integrity of the company’s financial reporting process and internal control systems;
•	provide an open avenue of communication among the independent registered public accounting firm, financial and senior management of the company and the Board;
•	monitor the company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management; and
•	review and approve all related party transactions under our Related Party Transactions Policy.

Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In carrying out these responsibilities, the Audit Committee monitored the scope and staffing of the company’s internal management group that was previously established by the company and held meetings with the company’s internal auditor regarding the progress and completion of the implementation of the company’s internal controls and the scope of their audit of such internal controls.

In overseeing the preparation of the company’s financial statements, the Audit Committee held meetings with the company’s internal auditor and independent registered public accounting firm, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance and to discuss the overall scope and plans for their respective audits, the evaluation of the company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the audited statements with both management and the company’s independent registered public accounting firm. The Audit Committee has discussed with the company’s independent registered public accounting firm all matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committee), as adopted by the PCAOB in Rule 3200T.

With respect to the company’s independent registered public accounting firm, the Audit Committee received the written disclosures and the letter from Grant Thornton LLP, as required by applicable requirements of the PCAOB, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and have discussed with Grant Thornton LLP, among other things, its independence. The Audit Committee also reviewed and approved the audit and non-audit fees of that firm.

On the basis of these reviews and discussions, the Audit Committee (i) appointed Grant Thornton LLP as the company’s independent registered public accounting firm for the 2017 fiscal year, and (ii) recommended to the Board that the Board approve the inclusion of the company’s audited financial statements in the 10-K for filing with the SEC.

Submitted by the Audit Committee:

Gilbert R. Vasquez, Chair
Paul A. Zevnik
Patricia Diaz Dennis

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting. In accordance with SEC Rule 14a-8, to be included in the proxy statement for our 2018 annual meeting of stockholders, stockholder proposals must be received by us no later than December 30, 2017.

Under our bylaws, stockholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline under SEC Rule 14a-8 for consideration for inclusion in the proxy statement. For a stockholder proposal to properly be brought before the 2018 annual meeting of stockholders it must be received by our Secretary no earlier than December 30, 2017 nor later than January 29, 2018 and must comply with the procedures outlined in our bylaws.  Our bylaws are available at http://www.entravision.com/investor-info/.

ANNUAL REPORT ON FORM 10-K

We filed the 10-K with the SEC on March 10, 2017. A copy of the Annual Report, which incorporates the 10-K without exhibits, has been mailed to all stockholders along with this proxy statement. Stockholders may obtain additional copies of the Annual Report and/or the 10-K and the exhibits thereto, without charge, by writing to us at our principal executive offices at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, Attention: Secretary. Copies of the 10-K may also be obtained from our website at http://www.entravision.com/investor-info/.

OTHER MATTERS

Management does not know of any matters to be presented at the 2017 Annual Meeting other than those set forth herein and in the Notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other business at the 2017 Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

It is important that your shares be represented at the 2017 Annual Meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the 2017 Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Walter F. Ulloa
Chairman and Chief Executive Officer

April 28, 2017

Santa Monica, California

ENTRAVISION COMMUNICATIONS CORPORATION 02LAND 1 U P X + Annual Meeting Proxy Card . + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and FOR “3 Years” on Proposal 4. For Against Abstain 2. Ratification of the appointment of Grant Thornton LLP as independent auditor of the Company for the 2017 fiscal year. For Against Abstain 3. Approval of the advisory (non-binding) resolution relating to executive compensation. In their discretion, the proxies are authorized to vote upon such other business that properly may come before the 2017 Annual Meeting and any adjournments thereof. 1. Election of directors to serve for a term ending at the 2018 Annual Meeting of Stockholders or until a successor is duly elected and qualified. Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________ 01 - Walter F. Ulloa 02 - Paul A. Zevnik 03 - Gilbert R. Vasquez 04 - Patricia Diaz Dennis 05 - Juan Saldívar von Wuthenau 06 - Martha Elena Diaz C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IMPORTANT ANNUAL MEETING INFORMATION 1 Year 2 Years 3 Years Abstain 4. Proposal on frequency of advisory (non-binding) vote relating to executive compensation. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. 1234 5678 9012 345 A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS A SAMPLE AND 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 C 1234567890 JNT 3 2 7 6 4 7 1 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time the day prior to the stockholder meeting day Vote by Internet • Go to www.investorvote.com/EVC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Revised Proxy — ENTRAVISION COMMUNICATIONS CORPORATION 2017 ANNUAL MEETING OF STOCKHOLDERS MAY 25, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENTRAVISION COMMUNICATIONS CORPORATION The undersigned revokes all previous proxies, acknowledges receipt of the Notice of 2017 Annual Meeting of Stockholders and the related Proxy Statement and appoints Walter F. Ulloa and Mark A. Boelke, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Entravision Communications Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2017 Annual Meeting of Stockholders of the Company (the “2017 Annual Meeting”) to be held at Shutters Hotel, One Pico Boulevard, Santa Monica, California, 90405 at 10:00 a.m. on May 25, 2017, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below: THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTORS LISTED IN PROPOSAL 1, A VOTE FOR PROPOSALS 2 AND 3 AND A VOTE FOR “3 YEARS” ON PROPOSAL 4. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL THE DIRECTORS LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND A VOTE FOR “3 YEARS” ON PROPOSAL 4. (Continued and to be marked, dated and signed, on the other side)

ENTRAVISION COMMUNICATIONS CORPORATION 02LAOD 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and FOR “3 Years” on Proposal 4. 1. Election of directors to serve for a term ending at the 2018 Annual Meeting of Stockholders or until a successor is duly elected and qualified. Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________ 01 - Walter F. Ulloa 02 - Paul A. Zevnik 03 - Gilbert R. Vasquez 04 - Patricia Diaz Dennis 05 - Juan Saldívar von Wuthenau 06 - Martha Elena Diaz For Against Abstain 2. Ratification of the appointment of Grant Thornton LLP as independent auditor of the Company for the 2017 fiscal year. For Against Abstain 3. Approval of the advisory (non-binding) resolution relating to executive compensation. In their discretion, the proxies are authorized to vote upon such other business that properly may come before the 2017 Annual Meeting and any adjournments thereof. 1 Year 2 Years 3 Years Abstain 4. Proposal on frequency of advisory (non-binding) vote relating to executive compensation. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 3 2 7 6 4 7 2 02LAOD

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Revised Proxy — ENTRAVISION COMMUNICATIONS CORPORATION 2017 ANNUAL MEETING OF STOCKHOLDERS MAY 25, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENTRAVISION COMMUNICATIONS CORPORATION The undersigned revokes all previous proxies, acknowledges receipt of the Notice of 2017 Annual Meeting of Stockholders and the related Proxy Statement and appoints Walter F. Ulloa and Mark A. Boelke, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Entravision Communications Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2017 Annual Meeting of Stockholders of the Company (the “2017 Annual Meeting”) to be held at Shutters Hotel, One Pico Boulevard, Santa Monica, California, 90405 at 10:00 a.m. on May 25, 2017, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below: THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTORS LISTED IN PROPOSAL 1, A VOTE FOR PROPOSALS 2 AND 3 AND A VOTE FOR “3 YEARS” ON PROPOSAL 4. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL THE DIRECTORS LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND A VOTE FOR “3 YEARS” ON PROPOSAL 4. (Continued and to be marked, dated and signed, on the other side)